                      MANAGEMENT'S ANALYSIS OF OPERATIONS

FIRST UNION
CORPORATION
AND SUBSIDIARIES


MANAGEMENT'S ANALYSIS
OF OPERATIONS

QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2000

SECOND QUARTER 2000




DIVIDEND GROWTH
Current dividend
annualized
(In dollars)




(A line chart appears here. See the table for plot points.)

0.145 0.155 0.165 0.18 0.20 0.225 0.245 0.29 0.325 0.385 0.43 0.50 0.54 0.56 0.64 0.75 0.86 0.98 1.10 1.22 1.58 1.88  1.92
 78    79    80    81   82   83    84    85   86    87    88   89   90   91   92   93   94   95   96   97   98   99   Current



FIRST UNION CORPORATION AND SUBSIDIARIES
QUARTERLY FINANCIAL SUPPLEMENT
SIX MONTHS ENDED JUNE 30, 2000
TABLE OF CONTENTS

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                                                                                                   PAGE
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
Financial Highlights                                                                                  1

Management's Analysis of Operations                                                                   2

Consolidated Summaries of Income, Per Share, Balance Sheet and Other Data                           T-1

Restructuring Charges                                                                               T-2

Business Segments                                                                                   T-3

Fee and Other Income - Capital Markets                                                             T-11

Selected Performance, Dividend Payout and Other Ratios                                             T-12

Loans - On-Balance Sheet, and Managed and Servicing Portfolios                                     T-13

Allowance for Loan Losses and Nonperforming Assets                                                 T-14

Intangible Assets                                                                                  T-15

Deposits                                                                                           T-16

Time Deposits in Amounts of $100,000 or More                                                       T-17

Long-Term Debt                                                                                     T-18

Changes in Stockholders' Equity                                                                    T-19

Capital Ratios                                                                                     T-20

Unrealized Losses in Certain Financial Instruments                                                 T-21

Securities Available for Sale                                                                      T-22

Investment Securities                                                                              T-23

Off-Balance Sheet Derivative Financial Instruments                                                 T-24

Off-Balance Sheet Derivatives - Expected Maturities                                                T-25

Off-Balance Sheet Derivatives Activity                                                             T-26

Net Interest Income Summaries - Five Quarters Ended June 30, 2000                                  T-27

Net Interest Income Summaries - Six Months Ended June 30, 2000 and 1999                            T-29

Consolidated Balance Sheets                                                                        T-30

Consolidated Statements of Income (Loss) - Five Quarters Ended June 30, 2000                       T-31

Consolidated Statements of Income (Loss) - Six Months Ended June 30, 2000 and 1999                 T-32

Consolidated Statements of Cash Flows                                                              T-33

Supplemental Financial Information (Operating Earnings)                                             S-1

Consolidated Condensed Statement of Income (Loss)                                                   S-2

Restructuring and Other Charges                                                                     S-2

Consolidated Statements of Income - Five Quarters Ended June 30, 2000                               S-3

Consolidated Statements of Income - Six Months Ended June 30, 2000 and 1999                         S-4

FINANCIAL HIGHLIGHTS

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                                                        Three Months Ended                        Six Months Ended
                                                                  June 30,      2 Q 00                    June 30,     6 M 00
                                                   -----------------------                  ----------------------
                                                                                    vs                                     vs
(Dollars in millions, except per share data)            2000          1999      2 Q 99           2000         1999     6 M 99
-----------------------------------------------------------------------------------------------------------------------------
FINANCIAL HIGHLIGHTS
Net income before restructuring
  and other charges (Operating earnings)           $     714           873        (18)%     $   1,552        1,838        (16)%
After-tax restructuring and other charges              2,913            --         --           2,911          259         --
--------------------------------------------------------------------------                  ----------------------
Net income (loss) after restructuring
  and other charges                                $  (2,199)          873         --%      $  (1,359)       1,579         --%
=============================================================================================================================
PER SHARE DATA
Diluted earnings
  Net income before restructuring
    and other charges                              $    0.73          0.90        (19)%     $    1.58         1.90        (17)%
  Net income (loss) after restructuring
    and other charges                                  (2.27)         0.90         --           (1.41)        1.63         --
Basic earnings
  Net income before restructuring
    and other charges                                   0.73          0.92        (21)           1.59         1.92        (17)
  Net income (loss) after restructuring
    and other charges                                  (2.27)         0.92         --           (1.41)        1.65         --
Cash dividends                                          0.48          0.47          2            0.96         0.94          2
Book value                                             14.14         15.99        (12)          14.14        15.99        (12)
Period-end price                                   $   25.00        47.125        (47)      $   25.00       47.125        (47)
Dividend payout ratio
  (Based on operating earnings)                        65.75%        52.22         --           60.76%       49.47         --
Average shares (In thousands)
  Diluted                                            981,940       961,793          2         983,147      964,963          2
  Basic                                              969,707       954,548          2         970,940      957,191          1
Actual shares (In thousands)                         986,394       956,286          3%        986,394      956,286          3%
=============================================================================================================================
PERFORMANCE HIGHLIGHTS
Before restructuring and other charges
    Return on average assets (a)                        1.13%         1.56         --            1.24%        1.65         --
    Return on average stockholders' equity (a)         17.74         21.94         --           19.04        23.13         --
    Overhead efficiency ratio (b)                      64.36         57.28         --           63.31        56.69         --
Net charge-offs as a percentage of
  average loans, net (a)                                0.69          0.55         --            0.63         0.53         --
Nonperforming assets to loans, net, and
  foreclosed properties                                 0.69          0.73         --            0.69         0.73         --
Net interest margin (a)                                 3.51%         3.88         --            3.60%        3.81         --
=============================================================================================================================
CASH EARNINGS (Excluding goodwill
  and other intangible amortization)
Before restructuring and other charges
    Net income                                     $     807           953        (15)%     $   1,739        1,999        (13)%
    Diluted earnings per share                     $    0.82          0.99        (17)      $    1.77         2.07        (14)
    Return on average tangible assets (a)               1.30%         1.74         --            1.42%        1.84         --
    Return on average tangible stockholders'
      equity (a)                                       30.18         34.71         --           32.13        36.48         --
    Overhead efficiency ratio (b)                      61.64%        54.63         --%          60.62%       54.09         --%
=============================================================================================================================

(a) Annualized.
(b) The overhead efficiency ratio is equal to noninterest expense divided by the sum of tax-equivalent net interest income and fee and other income.

     The following discussion and other portions of this Financial Supplement contain various forward-looking statements. Please refer to our 1999 Annual Report on Form 10-K and 2000 Second Quarter Report on Form 10-Q for a discussion of various factors that could cause our actual results to differ materially from those expressed in such forward-looking statements.


EARNINGS HIGHLIGHTS

     First Union's operating earnings in the first six months of 2000 were $1.6 billion, or $1.58 per share, before restructuring and other charges of $2.9 billion after tax, or $2.99. These charges were announced on June 26, 2000, in conjunction with the corporation's strategic repositioning, which is a series of actions designed to intensify our focus on core growth businesses. After these charges, our reported results were a net loss of $1.4 billion, or $1.41. In the first six months of 1999, operating earnings were $1.8 billion, or $1.90, before merger-related and restructuring charges. Included in these earnings was 20 cents of nonrecurring gains related to the sale of First Union's interest in Electronic Payment Services, Inc., and the sale of net assets associated with our factoring business. After merger-related and restructuring charges of $259 million after tax, or 27 cents, net income in the first six months of 1999 was $1.6 billion, or $1.63. The Restructuring and Other Charges section has further information.

     Second quarter 2000 operating earnings were $714 million, or 73 cents per share, before restructuring and other charges of $3.00. After these charges, our reported second quarter results were a net loss of $2.2 billion, or $2.27. Second quarter 1999 operating earnings were $873 million, or 90 cents. Restructuring and other charges had no impact on earnings per share in the second quarter a year ago. These 1999 earnings included an 8 cent per share after-tax gain on the sale of the factoring assets.

     The first half of 2000 included the impact of the purchase accounting acquisition of EVEREN Capital Corporation, a full-service brokerage and asset management firm acquired on October 1, 1999.

     On an operating basis, fee and other income was $3.6 billion in the first six months of 2000 and in the first six months of 1999, excluding portfolio securities transactions and restructuring and other charges associated with the strategic repositioning. Fee income generated by Capital Markets and Capital Management increased 42 percent to $2.6 billion in the first six months of 2000 compared with $1.9 billion in the first six months of 1999. These results include approximately $411 million in brokerage and other fee income from EVEREN. Offsetting this strong growth was a 33 percent decline in the Consumer segment resulting from the impact of the rising interest rate environment on mortgage and credit card lending, a reduction in securitization activity and nonrecurring gains recorded in 1999. On an operating basis, fee income as a percentage of total revenue, excluding portfolio securities transactions, was 48 percent in the first six months of 2000 and 50 percent in the first six months of 1999.

     Noninterest expense, excluding restructuring and other charges associated with the strategic repositioning, amounted to $4.8 billion in the first six months of 2000 compared with $4.2 billion in the first six months of 1999. Expenses in the first six months of 2000 include EVEREN as well as higher personnel expense, largely reflecting increased staffing and training in the retail financial centers, as well as increased incentive compensation in Capital Management and Capital Markets.

     The loan loss provision was $685 million in the first six months of 2000 compared with $344 million in the first six months of 1999. In the second quarter of 2000, we recorded a $265 million supplemental provision to reflect the current risk profile of the loan portfolio. Annualized net charge-offs in the first six months of 2000 were 0.63 percent of average net loans, compared with 0.53 percent in the year-ago period. Nonperforming assets as a percentage of net loans and foreclosed properties were 0.69 percent at June 30, 2000, compared with 0.73 percent at June 30, 1999.

OUTLOOK In a news release and investor presentation on June 26, 2000, we announced a strategic repositioning that resulted from a comprehensive review of our business lines. Senior management and the Board of Directors decided to exit non-core lines of business that do not meet our strategic or financial performance criteria or where we do not have the scale to compete effectively. As a result of this repositioning, we believe that First Union is more sharply focused on high-growth businesses.

     As part of this repositioning, we chose to cease subprime mortgage lending at The Money Store. This decision was based on continued deterioration in credit quality and reduced growth prospects associated with The Money Store subprime business. While we had made progress in improving credit underwriting and risk-adjusted pricing and in reducing expenses, our strategic review led us to conclude that the returns would not be sufficient to warrant continued allocation of capital to this business.

     Also in connection with the strategic repositioning, we announced plans to sell our $38 billion residential mortgage servicing portfolio, $5.5 billion credit card business, 80 to 90 nonstrategic branch office locations, approximately $13 billion to $15 billion of securities, approximately $450 million in nonperforming loans and approximately $400 million in poorly performing loans. As of June 30, 2000, all loans slated for disposition had been reclassified to other assets, and marketing efforts were under way. As part of the sale of nonstrategic branches, on July 31, 2000, we announced that Firstar Corporation of Milwaukee, Wisconsin, had signed a definitive agreement to purchase all 41 First Union branch office locations in Tennessee. We are in the latter stages of negotiations with multiple buyers for the other major sales.

     In connection with the disposition of these non-core businesses and assets and other actions that are part of the strategic repositioning, we recorded restructuring and other charges of $2.9 billion after tax in the second quarter of 2000. Of the total charges, $1.8 billion represents a noncash write-off of The Money Store goodwill and other identified intangibles. As announced on June 26, we anticipate additional restructuring and other charges of approximately $1.0 billion after tax associated with the strategic repositioning actions described above. We currently anticipate these restructuring and other charges will be largely offset by gains of an estimated $1.0 billion after tax from the sale of the non-core businesses and assets.

     We are now intently focused on generating core earnings growth from three key business lines - Capital Management, Capital Markets and the General Bank. Capital Management's broad and deep product line, including asset management, mutual funds, brokerage, insurance, trust, CAP Account, employee benefit plans and other products and services, is ideally positioned to benefit from key demographic trends, such as the huge generational transference of wealth that is under way. Capital Management also benefits by leveraging the General Bank's broad distribution system, as well as by making First Union products and services available through its own nationwide brokerage network. The General Bank, while a more mature business with long-term relationships in commercial, small business and consumer lending and deposit activities, is emerging from the issues that arose from the introduction of the Future Bank retail delivery model and has been energized through new leadership. Capital Markets, which primarily targets middle market and growth companies in specific industry groups, is leveraging a combination of corporate banking, investment banking, principal investing and private equity relationships to provide more focused service. With this strong platform in place, we believe we are solidly positioned to focus on our strengths and on growing our core business lines.

     We recognize the significance of the comprehensive actions planned in connection with our strategic repositioning, and we have analyzed the related risks and their potential impact on the corporation. We are taking appropriate steps, including dedicating the necessary resources and developing operational plans to facilitate the smooth disposition of the assets and businesses.

     Market risk related to assets held for sale is an area receiving significant attention. The assets held for sale have been recorded at the lower of cost or market value at June 30, 2000, and we have developed marketing plans to sell these assets in an orderly manner. The valuations of the assets held for sale and the impact of discontinuing the subprime mortgage lending business at The Money Store on the valuation of certain securities, specifically residual interests from The Money Store securitizations, were made based on our best estimates given information currently available. We have utilized prudent and conservative assumptions in these valuations; however, changes in market conditions and the illiquid nature of some of the markets may cause the ultimate proceeds to differ from our June 30, 2000, estimates.

     There are also business risks associated with the sale of the credit card and mortgage servicing businesses, principally in connection with the decommissioning of systems and processes and the transition to agency relationships in our product offerings.

     We will continue to evaluate our operations and organizational structures to ensure they are closely aligned with our goal of maximizing performance in our core business lines. When consistent with our overall business strategy, we may consider the disposition of certain assets, branches, subsidiaries or lines of business. While acquisitions are no longer a primary business activity, we continue to routinely explore acquisition opportunities, particularly in areas that would complement our core business lines, and frequently conduct due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations frequently take place and future acquisitions involving cash, debt or equity securities can be expected.



CORPORATE RESULTS OF OPERATIONS

RESTRUCTURING AND OTHER CHARGES

     As shown on page S-2, we reported $3.7 billion pretax of restructuring and other charges in connection with the strategic repositioning. Our operating earnings of $2.3 billion in the six months ended June 30, 2000, exclude these restructuring and other charges. The $3.7 billion includes a $2.1 billion restructuring charge and $1.6 billion of other charges associated with the repositioning actions. The actions associated with the strategic repositioning began on June 26, 2000, and will be completed within one year.

     The $2.1 billion restructuring charge includes a $1.8 billion write-down for impairment of goodwill recorded in connection with the 1998 acquisition of The Money Store. Much of this charge is not deductible for federal or state income tax purposes, and accordingly, it has the effect of significantly reducing our effective tax rate. The effective tax rate for 2000 is not reflective of the rate in 1999 or our expectation of our effective tax rate in 2001.

RESTRUCTURING CHARGES The restructuring charge of $2.1 billion included $135 million of employee termination benefits, occupancy-related charges of $93 million, a $1.8 billion write-down of the goodwill and other identified intangibles associated with The Money Store, write-downs of $35 million associated with the impairment of certain long-lived assets, contract cancellation costs of $80 million, and $2 million of other charges.

     Employee termination benefits of $135 million include severance, which may be paid in a lump sum or over a defined period, and related benefits and outplacement services for 5,291 employees terminated in connection with the repositioning. Of these terminated employees, 1,396 are officers and 3,895 are non-officers. We notified substantially all of the employees individually about their termination on or before June 30, 2000. Of the terminated employees, approximately 85 percent were from the Consumer segment, 2 percent from the Capital Markets segment and 13 percent from the Treasury/Nonbank segment. Through June 30, 2000, $5 million in employee termination benefits had been paid, primarily associated with employees displaced from Capital Markets.

     Occupancy charges of $93 million included $82 million that represents the present value of future lease obligations or lease cancellation penalties in connection with the closure of sales offices as well as certain other business operations space. Substantially all of the rest of the occupancy charges are write-downs of leasehold improvements and furniture and fixtures in the aforementioned leased space.

     In connection with the acquisition of The Money Store in 1998, the corporation recorded $1.9 billion of goodwill and a $304 million identified intangible associated with the subprime mortgage origination network. As a result of the decision to discontinue the subprime mortgage lending origination business at The Money Store, and therefore generate no future cash flows from that business, we concluded that the goodwill associated with that business and the network intangible were no longer recoverable. Therefore, an impairment charge for the unamortized balance of these intangibles of $1.8 billion at June 30, 2000, was included in the restructuring charge. The unamortized balance of goodwill associated with the small business and student lending businesses of The Money Store is fully recoverable from future cash flows, and accordingly, is not impaired.

     Other assets, primarily computer hardware and software, the value of which was considered to be impaired because they no longer will be used as a result of the strategic repositioning, were written down to fair value (less cost to sell). The total charge for other asset impairments amounted to $35 million. The net book value of long-lived assets held for sale or disposal at June 30, 2000, was not material.

     Also included in the restructuring charge was $80 million related to contract cancellations. Of this amount, $67 million represents termination fees for contracts that will be cancelled in connection with the sale of the credit card business. The remaining $13 million represents costs to buy out the remaining term or the present value of the remaining payments on various system and service-related contracts that provided no future benefit to the corporation as a result of the strategic repositioning.

     In connection with the EVEREN acquisition, we have incurred a total of $40 million in merger-related charges, of which $20 million was incurred in the first six months of 2000. We estimate we will incur an additional $40 million during the rest of 2000 as merger integration is completed.

     The restructuring charge of $2.1 billion, as well as merger-related expenses associated with the EVEREN acquisition of $20 million, were reflected in noninterest expense within the Treasury/Nonbank segment. If we were to allocate the restructuring charge to the various segments affected, $2.0 billion and $28 million of the charges would have been allocated to the Consumer and Capital Markets segments, respectively. The rest of the charges would have been allocated primarily to the Treasury/Nonbank segment and a minimal amount to the other business segments.

     In the first six months of 1999, merger-related and restructuring charges amounted to $398 million. This included net merger-related charges of $51 million related to the April 1998 CoreStates acquisition and a $347 million restructuring charge related to a restructuring plan announced in March 1999. This restructuring plan included reengineering numerous processes and functions, closing or consolidating branches, service centers and corporate office space, as well as exiting the indirect auto lending and leasing business. Through June 30, 2000, $292 million had been charged against the accrual. Based on revised estimates, $16 million of the initial accrual, primarily relating to asset write-downs, has been reversed. At June 30, 2000, $39 million of the accrual remained, principally representing amounts still to be paid in employee termination benefits and contract cancellations.

     In 1998, in connection with the acquisition of CoreStates, we recorded a $753 million restructuring charge. Through June 30, 2000, $662 million had been charged against the accrual and $54 million had been reversed from the accrual. Substantially all of the remaining balance of the accrual of $37 million at June 30, 2000, represents employee termination benefits to be paid over future periods, at the election of the employees. Also included in the balance of the restructuring accrual at June 30, 2000, is $35 million primarily related to the acquisition of Signet, substantially all of which represents amounts still to be paid in employee termination benefits.

OTHER CHARGES The $1.6 billion of other charges associated with the strategic repositioning includes a supplemental loan loss provision of $265 million, which is described further in the Provision and Allowance for Loan Losses section; $1.3 billion of charges netted in fee and other income that are described below; and a $27 million charge in other noninterest expense for the write-down of advances to certain of The Money Store's securitization trusts.

     The $1.3 billion of other charges in fee and other income includes a $44 million write-down, substantially all of which relates to the impairment of the subprime mortgage servicing asset at The Money Store resulting from revisions to the assumptions used to value this servicing asset as a direct result of the decision to cease subprime mortgage lending at The Money Store. Also included in the charges in fee and other income is a $578 million write-down for impairment of certain mortgage-related securities available for sale as described further in the Securities Available for Sale section; a $389 million write-down to market value of certain consumer loans, principally The Money Store subprime mortgage loans, that were reclassified to assets held for sale in connection with the strategic repositioning; and $338 million, which includes a $148 million charge to reduce the net book value of certain nonperforming and poorly performing commercial loans to market value as described further in the Loans and Asset Quality section, a charge of $175 million in additional reserves against the lease residuals in the indirect auto leasing portfolio, and other charges of $15 million.

     In the first quarter of 1999, we exited the indirect auto lending and leasing business. The $175 million of additional lease reserves included in the other charges relate to this portfolio, which is in a run-off phase, and was affected by ongoing deterioration in the used car resale market.

     The rest of this discussion of Corporate Results of Operations is on an operating basis, and accordingly, excludes these restructuring and other charges.

NET INTEREST MARGIN Tax-equivalent net interest income increased 6 percent to $3.9 billion in the first six months of 2000 from $3.7 billion in the first six months of 1999. The net interest margin, which is the difference between the tax-equivalent yield on earning assets and the rate paid to fund those assets, was 3.60 percent in the first six months of 2000 compared with 3.81 percent in the first six months of 1999. The average rate on earning assets increased 64 basis points to 8.15 percent in the first six months of 2000 from 7.51 percent in the first six months of 1999, while the average rate paid on liabilities increased 82 basis points to 5.10 percent from 4.28 percent over the same periods.

     A higher amount of lower yielding assets and a greater use of market-based wholesale funding in a period in which we were in a liability sensitive position negatively affected the net interest margin. A series of interest rate increases by the Federal Reserve has created downward pressure on net interest margins of financial services companies. As part of our strategic repositioning, we intend to sell approximately $13 billion to $15 billion of lower-yielding securities, beginning in the latter half of 2000. The sale of these securities is expected to have a favorable impact on our net interest margin. The Market Risk Management section provides additional information on our methodology for interest rate risk management. It should be noted that we focus on net income and economic contribution when evaluating corporate strategies and we place less importance on the net interest margin impact of these decisions.

FEE AND OTHER INCOME On an operating basis, fee and other income, excluding portfolio securities transactions, was $3.6 billion in the first six months of 2000 and in the first six months of 1999. Commissions, which include brokerage and insurance commissions, more than doubled in the first six months of 2000 to $843 million from $409 million in the first six months of 1999, reflecting strong results from retail brokerage and insurance services, primarily in the first quarter of 2000, including the addition of EVEREN. Additionally, fiduciary and asset management fees, which include personal trust, personal financial consulting, corporate trust, institutional trust, mutual funds, CAP Account and other fee income, increased 28 percent to $740 million in the first six months of 2000 from $578 million in the first six months of 1999. Advisory, underwriting and other capital markets fees, which include the results from risk management; fixed income sales and trading, and equity capital markets; loan syndications; and other investment banking activities, increased 7 percent to $391 million in the first six months of 2000 from $367 million in the first six months of 1999. Increased revenues in equity capital markets and risk management drove this growth.

     Principal investing income, which includes the results of investments in equity and mezzanine securities, amounted to $388 million in the first six months of 2000, an increase of 88 percent from $206 million in the first six months of 1999. We anticipate only moderate principal investing gains in the second half of 2000. These activities are discussed further in the Business Segments section.

     Other income, which includes results from portfolio securities transactions and asset sales and securitizations, declined to $249 million in the first six months of 2000 from $1.1 billion in the first six months of 1999. The first six months of 1999 included a gain of $182 million on the sale of our investment in Electronic Payment Services, Inc., and a $109 million gain on the sale of certain factoring assets. Portfolio securities transactions resulted in a net loss of $23 million, which includes a $17 million impairment loss on residual interests in certain securitizations of student loans in the first six months of 2000. In the first six months of 1999, portfolio securities transactions amounted to a net gain of $24 million, including a $19 million impairment loss on residual interests in certain securitizations of home improvement loans. Asset sales and securitization gains were $112 million in the first six months of 2000. In the first six months of 1999, these gains were $456 million, which included $126 million of gains from the sale and securitization of residential mortgage loans and higher levels of gains from the securitization and sale of credit card receivables, Small Business Administration (SBA) loans and student loans.

NONINTEREST EXPENSE On an operating basis, noninterest expense was $4.8 billion in the first six months of 2000 and $4.2 billion in the first six months of 1999. In addition to the full impact of EVEREN, expenses in the first six months of 2000 reflected higher personnel costs, primarily incentives associated with revenue growth in Capital Management and Capital Markets, continued spending related to increased training and staffing in our retail financial centers and investments in our Internet initiatives. Revenue-based incentives while up overall compared with the same period a year ago, declined in the second quarter of 2000 compared with the first quarter of 2000 in tandem with the decline in revenue. On an operating basis, the overhead efficiency ratio before restructuring and other charges was 63.31 percent in the first six months of 2000 and 56.69 percent in the first six months of 1999.

     The increase of $11 million in amortization expense in the first six months of 2000 compared with the first six months of 1999 was primarily attributable to goodwill recorded in connection with the acquisition of EVEREN on October 1, 1999. In the first six months of 2000, $48 million of additional goodwill was recorded in connection with this acquisition as a result of refining certain fair value adjustments.

     We had $3.7 billion in goodwill and other intangible assets at June 30, 2000, and $5.6 billion at December 31, 1999. The significant decline in the balance from year-end is principally the result of the write-off of $1.8 billion of goodwill and other identified intangibles that were determined to be impaired as a result of the decision to discontinue subprime mortgage lending at The Money Store. This write-off will have the effect of reducing quarterly amortization expense by $21 million. The remaining balance of goodwill associated with The Money Store is $305 million and is related to the small business and student lending businesses that will be retained.


BUSINESS SEGMENTS

     First Union's operations are divided into five business segments encompassing more than 60 distinct product and service units. These segments are Capital Markets, Capital Management, Consumer, Commercial and Treasury/Nonbank. Additional information can be found in Table 3. In the first six months of 2000, we realigned the lines of business within certain segments to better reflect the way that management of these businesses has evolved. Prior period segment data has been restated to reflect these changes. The following discussion of segment results is on an operating basis, and accordingly excludes restructuring and other charges related to the strategic repositioning.

CAPITAL MARKETS Our Capital Markets products and services are designed to provide a full range of capital raising, market making and financial advisory services to meet the needs of corporate and institutional clients. Our strategy is to focus on middle-market and growth companies, and we leverage the strong relationship coverage in our East Coast banking markets with our newly streamlined focus on eight key industries nationwide: technology, telecommunications, new media and media communications, health care, business and consumer services, industrial growth, real estate and financial institutions. We provide full execution including corporate finance, equity research, merger and acquisition advisory services, and debt and equity financing. In addition, our International unit continues to develop and utilize strong correspondent banking relationships overseas.

     Capital Markets has three primary lines of business: (1) Investment Banking, which includes merger and acquisition advisory services; principal investing; loan syndication; investment grade debt; high yield debt; equity sales, trading, research and underwriting; fixed income sales and trading; municipal sales, trading and underwriting; fixed income and equity derivatives; foreign exchange; asset securitization; and commercial real estate investment banking activities; (2) Corporate Banking, which includes lending activities for corporate clients with annual sales greater than $100 million; asset-based lending; operating, finance and leveraged leasing; and railcar leasing; and (3) International, whose mission is to meet the trade finance and foreign exchange needs of our domestic customers and correspondent financial institutions around the world, and to provide commercial banking products to financial institutions and corporate clients overseas.

     On an operating basis, in the first six months of 2000 compared with the first six months of 1999, Capital Markets net income declined to $488 million from $546 million. Fee and other income increased substantially, to $986 million from $833 million. This increase was outweighed by a decline in net interest income to $774 million from $795 million, primarily due to the discontinuation in 1999 of a cash letter processing business in International. In addition, noninterest expense increased to $840 million from $717 million.

     The growth in fee and other income for Capital Markets was primarily the result of a $132 million increase in Investment Banking fee income, which was driven by principal investing gains of $388 million compared with $206 million in the prior year. Principal investing gains were exceptionally strong in the first half of 2000, and we do not anticipate the same level of gains in the second half of 2000. In the first six months of 2000, our Principal Investing Group committed additional funds of $1.1 billion and ended the quarter with total committed funds of $3.8 billion. Invested funds in the first six months of 2000 amounted to $778 million. Increased revenues in equity capital markets and risk management also drove growth in fee and other income.

     The first six months of 2000 equity capital markets revenues of $59 million reflected a $25 million increase from the first six months of 1999, primarily due to continued growth in our equity platform, increased equity syndicate revenues and institutional sales and trading activities.

     Growth in these Investment Banking businesses was somewhat offset by decreases in high yield, commercial real estate and loan syndications. In high yield, declines reflected a comparatively slow high yield origination market for much of the first six months of 2000. Loan syndication revenue was offset by the impact of market value adjustments on certain loans held for sale. Commercial real estate had unusually strong results in the first six months of 1999 related to recoveries of market losses in commercial mortgage-backed securitization activities in the third quarter of 1998.

     In Corporate Banking, net income declined to $186 million in the first six months of 2000 from $238 million in the first six months of 1999, largely reflecting increased charge-offs, particularly in the second quarter of 2000.

     The revenues from Capital Markets businesses are typically more volatile than revenues from more traditional banking businesses and can vary significantly with market conditions.

     Noninterest expense was $840 million in the first six months of 2000 compared with $717 million in the first six months of 1999. The increase in expenses was largely due to higher personnel and related costs. The increase also includes a modest impact from EVEREN.

CAPITAL MANAGEMENT Through the Capital Management Group (CMG), we have created a growing and diversified trust, investment management and brokerage organization, with products and services that provide the link between traditional banking and investing for retail and institutional customers. Our Capital Management Group is organized into four major lines of business: Retail Brokerage and Insurance Services, Wealth and Trust Services, Mutual Funds and CAP Account. CMG offers a full line of investment products and services distributed through multiple channels, including our national retail brokerage branch network, full-service retail financial centers in our East Coast marketplace and online brokerage. Assets under management declined to $166 billion at June 30, 2000, from $170 billion at December 31, 1999, largely as a result of the decline in the stock market. Assets under management include $82 billion in Evergreen mutual funds and $84 billion in trust assets and other institutional accounts.

     On an operating basis in the first six months of 2000 compared with the first six months of 1999, Capital Management net income increased to $367 million from $247 million, with strong increases in net interest income and fee and other income partially offset by a rise in noninterest expense. Net interest income increased 34 percent to $322 million from $241 million, while fee and other income increased 61 percent to $1.6 billion from $1.0 billion. Results were strong across multiple business lines and all delivery channels, particularly in retail brokerage services, where fee and other income more than doubled from the year ago period. EVEREN contributed approximately $411 million of the increase in fee and other income.

     Fee and other income from Retail Brokerage and Insurance Services increased by $538 million to $994 million in the first six months of 2000 compared with $456 million in the first six months of 1999. In addition, Retail Brokerage and Insurance Services fee and other income nearly doubled from $234 million in the second quarter of 1999 to $448 million in the second quarter of 2000, but was down $98 million from $546 million in the seasonally strong first quarter of 2000. Retail brokerage results in the first six months of 2000 included the impact of EVEREN mentioned above. The market value of client assets increased to $170 billion at June 30, 2000. Bank annuity sales volume was $944 million in the first six months of 2000 compared with $924 million in the first six months of 1999.

     Our Wealth and Trust Services businesses encompass personal trust and private client banking, corporate trust and benefit services, and institutional trust services. Wealth and Trust Services fee and other income increased $24 million to $360 million in the first six months of 2000 from $336 million in the first six months of 1999. Wealth and Trust Services had $4.3 billion in average net loans in the first six months of 2000 compared with $3.9 billion in the fourth quarter of 1999, and average deposits of $5.9 billion in the first six months of 2000 and in the fourth quarter of 1999.

     Mutual fund fees increased 20 percent to $260 million in the first six months of 2000 from $217 million in the first six months of 1999. Assets in the First Union-advised Evergreen mutual funds at June 30, 2000, were $82 billion compared with $80 billion at December 31, 1999.

     The CAP Account is an asset management product that enables our customers to manage their securities trading and banking activities in a single, consolidated account. Income related to the CAP Account is therefore reflected in both Retail Brokerage and Insurance Services and in Mutual Funds. CAP Account amounts in Table 3 reflect CAP Account fees and the funding benefit attributed to the on-balance sheet deposits. Fee and other income in CAP Account increased $25 million to $79 million in the same period, largely due to an increase in sales and in asset balances. CAP Account assets were $59 billion at June 30, 2000, compared with $56 billion at year-end 1999, and the number of CAP accounts increased to 683,000 compared with 603,000 at year-end 1999. As an indication of increasing investment activity, the number of brokerage trades in CAP Account increased 46 percent in the first six months of 2000 from the first six months of 1999.

     Noninterest expense in the first six months of 2000 was $1.4 billion compared with $862 million in the first six months of 1999. This increase reflected higher personnel costs, primarily incentives associated with revenue growth and the impact of EVEREN.

     CONSUMER The strategic repositioning of First Union is felt most broadly in our Consumer segment. As we chose to focus on areas with higher growth potential and on areas in which we can leverage our competitive strengths, we identified the manufacture of certain proprietary products as no longer being essential to our core strategies. In the mortgage servicing and credit card businesses, for example, we lacked scale and competitive advantage, and therefore believed we could offer a better selection and more competitive products if we repositioned those businesses to meet our customers' needs through third party agreements. In addition, for reasons discussed in the Outlook section, we have ceased origination of subprime mortgage loans through The Money Store. We believe that the repositioning actions we have taken, when they are completed, will improve the profitability of the Consumer segment.

     Our retail distribution strategy continues to be premised on building lifetime customer relationships by providing quality customer service, a full range of superior products and flexible delivery across all channels. Our multiple channels, including full-service retail financial centers, direct telephone bank, call centers, ATMs and the Internet, are fully integrated, enabling customers to have a single view of their accounts. The Consumer segment includes: First Union Mortgage (FUMC), our mortgage origination and servicing business; Home Equity, encompassing First Union Home Equity and The Money Store; Credit Cards, which includes the $1.7 billion owned commercial card and consumer credit card portfolios and the income from the $3.9 billion securitized portfolio; and Retail Branch Products, which includes installment loans, ATM, consumer credit, e-Channels and the various consumer deposit products with the exception of the CAP Account, which is included in Capital Management.

     On an operating basis in the first six months of 2000 compared with the first six months of 1999, Consumer net income declined to $266 million from $453 million. Fee and other income declined to $674 million from $1.0 billion in the first six months of 1999, reflecting declines in home equity, residential mortgage and credit cards. Results from these businesses were dampened by the impact of a rising interest rate environment and a reduction in securitization activity.

     FUMC's net income for the first six months of 2000 declined to $2 million compared with $77 million in the first six months of 1999. FUMC net interest income declined by $23 million to $22 million in the first six months of 2000 as a result of lower loan production volume in a higher interest rate environment. Fee and other income declined to $92 million in the first six months of 2000 from $225 million in the first six months last year largely due to a higher level of gains on securitization activity in the first half of 1999 and lower loan production volume in the first six months of this year. Noninterest expense decreased by $33 million to $111 million in the first six months of 2000 from $144 million in the first six months of 1999, reflecting lower personnel, incentive and servicing costs related to production levels.

     In the home equity businesses, there was a net loss of $50 million in the first six months of 2000 compared with net income of $70 million in the first six months of 1999. The six-month 2000 net loss was the result of a net loss of $19 million in the first quarter of 2000 and a net loss of $31 million in the second quarter of 2000. Net interest income increased to $269 million in the first six months of 2000 from $255 million a year ago largely due to an increase in average loans generated through First Union Home Equity, partially offset by a higher cost of funds. Net charge-offs increased by $24 million to $52 million in the first six months of 2000 due to an increase in loan outstandings and maturity of The Money Store portfolio. Fee and other income in the home equity businesses declined to $31 million in the first six months of 2000 from $201 million in the first six months of 1999 primarily due to a decrease in securitization gains in connection with home equity loans, an impairment loss on student loan retained interests and lower levels of securitizations of non-home equity products. Deposit growth largely reflected the movement of deposits formerly housed in Capital Markets.

     Net income from Credit Cards declined to $34 million in the first six months of 2000 from $48 million in the first six months of 1999. Net interest income declined $16 million in the period as a result of a decline in average loans due to securitization. Fee and other income declined by $41 million in the period due to higher securitization gains in the comparable period of 1999. Net charge-offs declined substantially in the period. Average loans decreased by $802 million reflecting the sale and securitization of $555 million in receivables in the second quarter of 1999 and $543 million in the third quarter of 1999.

     Retail Branch Products results improved markedly year over year. Net income increased by $22 million to $280 million in the first six months of 2000, driven primarily by a $61 million increase in net interest income to $1.3 billion in the first six months of 2000, partially offset by a $30 million increase in noninterest expense. Average loans were $11 billion in the first six months of 2000 and $10 billion in the fourth quarter of 1999. However, average loans year over year declined by $5.5 billion as a result of the securitization and transfer to the securities available for sale portfolio of prime equity loans with a balance of $6.7 billion at the date of transfer in June 1999. Table 6 provides information related to our total managed portfolio of consumer loans.

COMMERCIAL Our wholesale delivery strategy is to provide a comprehensive array of financial solutions, including traditional commercial lending and cash management products, primarily to small-business customers (annual sales up to $10 million) and commercial customers (annual sales of $10 million to $100 million). In the first quarter of 2000, corporate client relationships (annual sales of $100 million to $2 billion) were moved to the Capital Markets segment.

     We have an integrated relationship approach that leverages the strong relationships in our Commercial business with the capabilities of our Capital Markets business to provide complex financing solutions, risk management products and international services. We also leverage the capabilities of our Capital Management business to provide property and casualty insurance, pension plans and 401(k) plans. The Commercial segment is divided into four lines of business: Small Business Banking, which represents only the lending that is done through our Small Business Banking Division (SBBD); Lending, which is all other commercial lending within our state delivery network and loans to small businesses originated within our state delivery network rather than through SBBD; Real Estate Banking, which is lending by our specialized real estate bankers; and Cash Management and Deposit Services. The majority of SBA lending is included in the Consumer segment. The corporation's combined portfolio of $9.4 billion in small business loans at June 30, 2000, includes loans originated through the SBBD, the SBA loan program and other origination channels.

     On an operating basis in the first six months of 2000 and in the first six months of 1999, Commercial net income was $249 million compared with $245 million. In the same period, net interest income declined to $673 million from $683 million due to a decrease in average deposits of $1.2 billion, partially offset by an increase in average loans of $845 million. Fee and other income rose to $284 million from $271 million due to strong sales efforts in Cash Management and Deposit Services. Net charge-offs declined by $14 million in the first six months of 2000 from the first six months of 1999 because of the impact of unusually high charge-offs in the second quarter of 1999.

     Average commercial loans increased by $400 million to $27 billion in the first six months of 2000 from the fourth quarter of 1999, all of which came from Real Estate Banking. Small Business Banking average loans increased by $62 million due to an increase in business credit lines, which were introduced in the third quarter of 1999. This increase was offset by a decrease of $61 million in Lending. This decline primarily reflects our emphasis on providing capital markets financing alternatives for our clients and seasonality in the credit requirements of our customers.

     Average deposits were $22 billion in the first six months of 2000 compared with $23 billion in the fourth quarter of 1999. The majority of the decline was in commercial money market deposits and commercial demand deposit accounts, reflecting seasonality and movement of customers into off-balance sheet products.

TREASURY/NONBANK SEGMENT The Treasury/Nonbank segment includes management of our securities portfolios and our portfolio of first mortgage loans, overall funding requirements and asset and liability management functions. The Treasury/Nonbank segment also contains merger-related and restructuring charges; the goodwill asset and the associated amortization expense and funding cost; certain nonrecurring revenue items discussed in the Fee and Other Income section; certain expenses that are not allocated to the business segments; corporate charges; and the results of our discontinued indirect auto lending and leasing business. The Liquidity and Funding Sources and Market Risk Management sections provide information about our funding sources, asset and liability management functions and securities portfolios.

LOANS AND ASSET QUALITY

     In connection with our strategic repositioning, we decided to sell $5.5 billion of loans, which includes $4.8 billion of subprime mortgage loans at The Money Store, $589 million of commercial loans and $123 million of other consumer loans. Included among these loans are approximately $450 million in nonperforming loans and approximately $400 million in poorly performing loans. These loans, along with $1.7 billion of credit card receivables that will be sold as part of the sale of our credit card business, were the components of a $7.2 billion reclassification to assets held for sale, which are included in other assets. An additional charge of $537 million was recorded in connection with the transfer to reduce the net book value of these loans to their June 30, 2000, market value.

     As a result of selling these loans, we will reduce nonperforming assets particularly in health care, subprime mortgage lending and residential real estate, and mitigate our exposure to increases in nonperforming assets in these loan categories in the near term. The planned sale of the credit card business will reduce our exposure to the higher charge-offs typically associated with credit card receivables.

LOANS Net loans were $128 billion at June 30, 2000, and $133 billion at December 31, 1999. Managed loans were $172 billion at June 30, 2000, and $171 billion at December 31, 1999. Commercial loans represented 63 percent and consumer loans 37 percent of the loan portfolio at June 30, 2000. Managed commercial loans increased 4 percent from year-end 1999, while managed consumer loans declined 3 percent primarily as a result of run-off of the portfolio associated with our discontinued indirect auto lending and leasing business. Average net loans were $132 billion in the first six months of 2000 and $130 billion in the first six months of 1999. The average rate earned on loans was
8.81 percent in the first six months of 2000 compared with 8.12 percent in the first six months of 1999.

     At June 30, 2000, unused loan commitments related to commercial and consumer loans were $96 billion and $46 billion, respectively. Commercial and standby letters of credit were $13 billion. Loan participations sold to other lenders amounted to $3.4 billion at June 30, 2000.

NONPERFORMING ASSETS At June 30, 2000, nonperforming assets were $884 million, or 0.69 percent of net loans and foreclosed properties, compared with $1.1 billion, or 0.80 percent, at December 31, 1999. The amount of nonperforming loans at June 30, 2000, does not include nonperforming assets with a net book value of $331 million that are classified as assets held for sale.

     Nonperforming loans reduce interest income because the contribution from these loans is eliminated or sharply reduced. In the first six months of 2000, $56 million in gross interest income would have been recorded if all nonaccrual and restructured loans had been performing in accordance with their original terms and if they had been outstanding throughout the entire period (or since origination if held for part of the period). The amount of interest income recorded on these assets in the first six months of 2000 was $8 million.

     Impaired loans, which are included in nonperforming loans, amounted to $620 million at June 30, 2000, compared with $603 million at December 31, 1999. Included in the allowance for loan losses at June 30, 2000, was $99 million related to $443 million of impaired loans. The remaining impaired loans were recorded at or below either fair value or the present value of expected future cash flows. In the first six months of 2000, the average recorded investment in impaired loans was $755 million, and $12 million of interest income was recognized on impaired loans.

This income was recognized using the cash-basis method of accounting. The amount of impaired loans at June 30, 2000, does not include impaired loans with a net book value of $158 million that are classified as assets held for sale.

PAST DUE LOANS Accruing loans 90 days past due were $84 million at June 30, 2000, compared with $144 million at December 31, 1999. The decline primarily reflects the transfer of the credit card portfolio to assets held for sale. Of these past due loans at June 30, 2000, $7 million were commercial loans or commercial real estate loans and $77 million were consumer loans.

     NET CHARGE-OFFS Net charge-offs amounted to $417 million in the first six months of 2000 and $344 million in the first six months of 1999. Annualized net charge-offs were 0.63 percent of average net loans in the first six months of 2000 compared with 0.53 percent in the first six months of 1999. The increase in net charge-offs includes charge-offs on loans, including identified problem loans in the health care industry, which were subsequently transferred to assets held for sale in connection with the strategic repositioning.

PROVISION AND ALLOWANCE FOR LOAN LOSSES The loan loss provision was $685 million in the first six months of 2000 compared with $344 million in the first six months of 1999. The increase largely reflected a $265 million supplemental provision to reflect the current risk profile of the loan portfolio. In general there is an industry-wide trend toward increasing pressure on credit quality, and we are seeing evidence of this in our commercial loan portfolio. This was one of the key factors in our decision to record this supplemental loan loss provision in connection with the strategic repositioning.

     The allowance for loan losses was $1.7 billion at June 30, 2000, and $1.8 billion at December 31, 1999. The allowance was reduced by $319 million in connection with the aforementioned reclassification of $7.2 billion of loans to assets held for sale. The allowance as a percentage of net loans was 1.33 percent at June 30, 2000, and 1.32 percent at year-end 1999. We believe the allowance for loan losses is adequate to cover probable credit losses in the loan portfolio.

     Our methodology for determining the allowance for loan losses establishes both an allocated and an unallocated component. The allocated portion of the allowance represents the results of analyses of individual commercial loans and pools of loans within the portfolio. The allocated portion of the allowance for commercial loans is based principally on current loan grades, historical loan loss rates adjusted to reflect current conditions, as well as analyses of other factors that may have affected the collectibility of loans in the portfolio. We analyze all commercial loans with a principal balance in excess of $1 million that are being monitored as credit problems to determine whether such loans are impaired, with impairment measured by reference to the borrowers' collateral values and cash flows. The allocated portion of the allowance for consumer loans is based principally on loan payment status and historical loss rates adjusted to reflect current conditions. The unallocated portion of our allowance for loan losses represents the results of analyses that measure probable losses in our portfolio that are not adequately captured in the allocated allowance analyses. These analyses include consideration of unidentified losses inherent in the portfolio resulting from changing underwriting criteria, including acquired loan portfolios, changes in the types and mix of loans originated, industry concentrations and evaluations, allowance levels relative to selected overall credit criteria and other economic indicators used to estimate probable incurred losses.

LIQUIDITY AND FUNDING SOURCES

     We believe we will measurably improve liquidity through our repositioning strategies, which will result in a smaller balance sheet as we sell loans and securities and reduce short-term debt.

CORE DEPOSITS Core deposits were $119 billion at June 30, 2000, compared with $122 billion at December 31, 1999. The $3.0 billion decline since year-end 1999 primarily reflects the movement of noninterest-bearing and time deposits into alternative investment products. In response to growing customer demand for investment products as alternatives to deposit products, we offer mutual funds, annuities and other investment products in addition to deposits. Although this reduces our deposit base, it also enables us to retain valuable customer relationships that might otherwise be lost to other financial services companies.

     The portion of core deposits in higher-rate, other consumer time deposits was 30 percent at June 30, 2000, and 28 percent at December 31, 1999. Other consumer time and other noncore deposits usually pay higher rates than savings and transaction accounts, but they generally are not available for immediate withdrawal. They are also less expensive to process.

     Average core deposit balances were $118 billion in the first six months of 2000 and $119 billion in the fourth quarter of 1999. In the first six months of 2000 and in the fourth quarter of 1999, average noninterest-bearing deposits were 24 percent and 25 percent, respectively, of average core deposits.

     Deposits can be affected by numerous factors, including branch closings and consolidations, seasonal factors and the rates being offered compared to other investment opportunities.

PURCHASED FUNDS Average purchased funds, which include wholesale borrowings with maturities of 12 months or less, were $72 billion in the first six months of 2000 compared with $65 billion in the fourth quarter of 1999. The increase from 1999 represents funding for the growth in average earning assets. Purchased funds at June 30, 2000, were $76 billion and at December 31, 1999, $69 billion.

LONG-TERM DEBT Long-term debt, which includes any wholesale borrowings with an original maturity in excess of 12 months, amounted to $33 billion at June 30, 2000, and $32 billion at year-end 1999.

     Long-term debt included $2.0 billion of trust capital securities at June 30, 2000, and at December 31, 1999. Subsidiary trusts issued these capital securities and used the proceeds to purchase junior subordinated debentures from the corporation. These capital securities are considered tier 1 capital for regulatory purposes.

     In the first six months of 2000, the parent company issued $2.1 billion of notes with varying rates and maturities. Under a shelf registration statement filed with the Securities and Exchange Commission, we have $4.3 billion of senior or subordinated debt securities, common stock or preferred stock available for issuance. The sale of any additional debt or equity securities will depend on future market conditions, funding needs and other factors.

     Our principal banking subsidiary, First Union National Bank, has available global note programs for the issuance of up to $45 billion of senior and subordinated notes. Under these programs, $18 billion of long-term debt has been issued and was outstanding at June 30, 2000. The sale of any additional notes will depend on future market conditions, funding needs and other factors.

     In the second half of 2000, scheduled maturities of long-term debt amount to $7.5 billion. As a result of balance sheet reduction strategies associated with the strategic repositioning, only a modest portion of these maturities will need to be refinanced.

CREDIT LINES We have a $175 million committed back-up line of credit, which expires in July 2002. This credit facility contains covenants that require First Union to maintain a minimum level of tangible net worth, restrict double leverage ratios and require capital levels at subsidiary banks to meet regulatory standards. First Union has not used this line of credit. In the third quarter of 2000, we anticipate having in place an additional $175 million back-up line of credit to replace a line of credit that expired in June 2000.

STOCKHOLDERS' EQUITY Stockholders' equity was $14 billion at June 30, 2000, and $17 billion at December 31, 1999. Common shares outstanding amounted to 986 million at June 30, 2000, and 988 million at December 31, 1999. Eleven million shares at a cost of $353 million were repurchased in the first six months of 2000, all of which was pursuant to a Board of Directors authorization to repurchase a number of shares equal to the number issued in the EVEREN acquisition. Of the approximately 31 million shares expected to be repurchased in relation to this acquisition, a total of 24 million shares had been repurchased as of June 30, 2000. Based on the Board authorizations for share repurchases in November 1998, May 1999 and June 2000, each for 50 million shares, at June 30, 2000, we had authority to repurchase up to 101 million shares of our common stock, which is incremental to share repurchases related to the EVEREN acquisition and does not include shares subject to the forward contracts described below. In the first six months of 1999, we repurchased 37 million shares of common stock at a cost of $1.9 billion.

     In early 1999, the Board authorized the use of forward equity sales transactions (equity forwards) in connection with our buyback programs. The use of equity forwards is intended to provide us with the ability to purchase shares under the buyback programs in the open market and then issue shares in private transactions to a counterparty in the amounts necessary to maintain targeted capital ratios. Under the terms of the equity forwards, we issued shares of common stock to an investment banking firm at a specified price that approximated market value. Simultaneously, we entered into a forward contract with the same counterparty to repurchase the shares at the same price plus a premium (the forward price).

     In addition to equity forwards, we have also entered into forward purchase contracts with various counterparties. Under the terms of these contracts, we have agreed to purchase shares on a specific future date, at a specified price (the forward price). The counterparties to these contracts generally purchase the shares to which the contract is subject in the open market and hold the shares for the duration of the contract. The forward price is the price at which the counterparty purchased the shares plus a premium.

      The equity forwards and forward purchase contracts mature at various times in 2000 and 2001, and can be extended by mutual consent of the counterparties. At our election, the contracts can be settled by purchase of the shares at the forward price or by net settlement in shares or cash. At June 30, 2000, we had equity forwards involving 17 million shares at a cost of $800 million and forward purchase contracts involving 17 million shares at a cost of $683 million. This aggregate cost of $1.5 billion does not include the premium component of the forward price. Premiums accrue over the period that the contracts are outstanding and will be settled at maturity.

     We paid $949 million in dividends to common stockholders in the first six months of 2000 compared with $901 million in the first six months of 1999. This represented a dividend payout ratio on operating earnings of 60.76 percent in the first six months of 2000.

     At June 30, 2000, stockholders' equity was reduced by $1.2 billion in accumulated other comprehensive income, net, substantially all of which was related to net unrealized losses on debt and equity securities.

SUBSIDIARY DIVIDENDS First Union National Bank is the largest source of parent company dividends. Capital requirements established by regulators limit dividends that this subsidiary and certain other of our subsidiaries can pay. Under these and other limitations, which include an internal requirement to maintain all deposit-taking banks at the well capitalized level, at June 30, 2000, our subsidiaries had $1.9 billion available for dividends that could be paid without prior regulatory approval. Our subsidiaries paid $500 million in dividends and, in connection with the consolidation of two of our banking subsidiaries, returned $75 million in capital to the parent company in the first six months of 2000.

REGULATORY CAPITAL  At June 30, 2000, our tier 1 and total capital ratios were
6.65 percent and 10.57 percent, respectively, compared with 7.08 percent and
10.87 percent at December 31, 1999. Our leverage ratio at June 30, 2000, was
5.34 percent and at December 31, 1999, 5.97 percent. At June 30, 2000, our deposit-taking subsidiary banks met the capital and leverage ratio requirements for well capitalized banks. First Union Trust Company, N.A., and First Union Direct Bank, N.A., are not deposit-taking banks.



MARKET RISK MANAGEMENT

     Managing interest rate risk is fundamental to banking. The inherent maturity and repricing characteristics of our day-to-day lending and deposit activities create a naturally asset-sensitive structure. By using a combination of on- and off-balance sheet financial instruments, we manage the sensitivity of earnings to changes in interest rates within our established policy guidelines.

     The Credit/Market Risk Committee of the Board of Directors reviews overall interest rate risk management activity. The Funds Management Committee oversees the interest rate risk management process and approves policy guidelines. Balance sheet management and finance personnel monitor the day-to-day exposure to changes in interest rates in response to loan and deposit flows. They make adjustments within established policy guidelines.

     In analyzing interest rate sensitivity for policy measurement, we compare our forecasted earnings per share in both a "high rate" and "low rate" scenario to base-line scenarios. One base-line scenario is our estimated most likely path for future short-term interest rates over the next 24 months. The second base-line scenario holds short-term rates flat at their current level over our forecast horizon. The "high rate" and "low rate" scenarios assume gradual 200 basis point increases or decreases in the federal funds rate from the beginning point of each base-line scenario over the next 12-month period. Our policy limit for the maximum negative impact on earnings per share resulting from "high rate" or "low rate" scenarios is 5 percent. The policy limit applies to both the "most likely rate"and the "flat rate" base-line scenarios. The policy measurement period is 12 months in length, beginning with the first month of the forecast.

EARNINGS SENSITIVITY Our "flat rate" scenario holds the federal funds rate constant at 6.50 percent through June 2002. Based on the July 2000 outlook, if interest rates were to follow our "high rate" scenario (i.e., a 200 basis point increase in short-term rates from our "flat rate" scenario), the model indicates earnings during the policy measurement period would be negatively affected by
1.5 percent. Our model indicates that earnings would benefit by 0.9 percent in our "low rate" scenario (i.e., a 200 basis point decline in short-term rates from our "flat rate" scenario).

     For our "most likely rate" scenario, we currently believe the market forward implied rate ("market rate") is the most appropriate. This scenario assumes the federal funds rate gradually rises to 6.75 percent by the end of June 2001. Sensitivity to the "market rate" scenario is measured using a gradual 200 basis point increase over a 12-month period. Our model indicates that earnings would be negatively affected by 1.9 percent in a "high rate" scenario relative to the market rate over the policy period.

     In addition to the standard scenarios used to analyze rate sensitivity over the policy measurement period, we regularly analyze the potential impact of other remote, more extreme interest rate scenarios. These alternate "what if" scenarios may include interest rate paths that are higher, lower and more volatile than those used for policy measurement. We also perform our analysis for time periods that reach beyond the 12-month policy period. For example, based on our July 2000 outlook, if interest rates in 2001 were 200 basis points higher than the "market rate" scenario, earnings would be negatively affected by
1.2 percent.

     While our interest rate sensitivity modeling assumes that management takes no action, we regularly assess the viability of strategies to reduce unacceptable risks to earnings, and we implement such strategies when we believe those actions are prudent. As new monthly outlooks become available, we will continue to formulate strategies aimed at protecting earnings from the potential negative effects of changes in interest rates.

UNREALIZED GAINS (LOSSES) IN CERTAIN FINANCIAL INSTRUMENTS Information related to unrealized gains and losses in the securities available for sale, investment securities and off-balance sheet derivatives portfolios is in Table 14. Changes in the market value of the instruments in these three portfolios, and corresponding unrealized gains and losses, primarily result from changes in market interest rates. The securities available for sale and the off-balance sheet derivatives portfolios are the primary means we use to manage overall interest rate risk while enhancing corporate earnings. Changes in the market values of these portfolios offset changes in market values and future interest income or expense related to other balance sheet items, such as loans, deposits and borrowings.

SECURITIES AVAILABLE FOR SALE The securities available for sale portfolio consists primarily of U.S. Treasury, U.S. Government agency, municipal and asset-backed securities. Activity in this portfolio is undertaken primarily to manage liquidity and interest rate risk and to take advantage of market conditions that create more economically attractive returns on these investments. At June 30, 2000, we had securities available for sale with a market value of $53 billion compared with $51 billion at year-end 1999.

     Included in securities available for sale at June 30, 2000, were residual interests with a market value of $454 million, which included a net unrealized gain of $57 million. These residual interests resulted from securitizations of SBA, credit card, student, auto and home equity loans. At December 31, 1999, securities available for sale included residual interests with a market value of $583 million and a net unrealized gain of $84 million.

     The June 2000 restructuring and other charges included $578 million of impairment losses on securities available for sale, including $438 million mentioned below and other impairment losses on residual interests of $140 million.

     In 1999, we transferred $744 million of mortgage-related residual interests and $8.7 billion of other mortgage-related securities to a trust in exchange for a new security representing substantially all of the interest in the assets transferred to the trust. Substantially all of the corporation's investment in mortgage-related retained interests from the securitization of The Money Store subprime mortgage loans was included in the transfer. The decision as part of our strategic repositioning to discontinue the subprime mortgage lending business at The Money Store caused us to revise the assumptions used to estimate the amount and timing of the cash flows associated with this security, particularly the assumptions related to credit losses. Based on the revised assumptions, we concluded that the fair value of the security had declined on an other than temporary basis to an amount less than its book value at June 30, 2000. Accordingly, in connection with the strategic repositioning, we recorded a $438 million impairment loss on the security to reduce the book value to its fair value.

     The average rate earned on securities available for sale was 7.27 percent in the first six months of 2000 and 6.61 percent in the first six months of 1999. The average maturity of the portfolio was 8.45 years at June 30, 2000.

INVESTMENT SECURITIES The investment securities portfolio consists primarily of U.S. Government agency, corporate, municipal and mortgage-backed securities, and collateralized mortgage obligations. Our investment securities had a carrying value of $1.7 billion and a market value of $1.8 billion at June 30, 2000, and a carrying value and a market value of $1.8 billion at December 31, 1999.

     The average rate earned on investment securities was 8.20 percent in the first six months of 2000 and 8.17 percent in the first six months of 1999. The average maturity of the portfolio was 5.88 years at June 30, 2000.

OFF-BALANCE SHEET DERIVATIVES FOR INTEREST RATE RISK MANAGEMENT As part of our overall interest rate risk management strategy, we use off-balance sheet derivatives as a cost- and capital-efficient way to modify the repricing or maturity characteristics of on-balance sheet assets and liabilities. Our off-balance sheet derivative transactions used for interest rate risk management include various interest rate swap, futures and option structures with indices that relate to the pricing of specific financial instruments of the corporation. We believe we have appropriately controlled the risk so that derivatives used for interest rate risk management will not have any significant unintended effect on corporate earnings. The impact of derivative instruments on our earnings and rate sensitivity is fully incorporated in the earnings simulation model in the same manner as on-balance sheet instruments.

     The fair value of off-balance sheet derivatives used to manage our interest rate sensitivity was $106 million, based on a notional amount of $289 billion, at June 30, 2000, compared with $213 million, based on a notional amount of $190 billion, at December 31, 1999. The increase in the notional amount of derivatives in the first six months of 2000 primarily resulted from additional interest rate swaps and futures contracts. Substantially all of the aggregate outstanding notional amount of these positions will amortize by December 31, 2000. From time to time, we re-balance our off-balance sheet positions to reflect current market conditions and management's assessment of desired balance sheet characteristics, and this can result in significant changes in derivative notional amounts. Deferred gains of $32 million and deferred losses of $4 million at June 30, 2000, related to terminated positions will be recognized in the second half of 2000. The remaining balances of deferred gains and losses at June 30, 2000, will be amortized over approximately ten years and the annual amortization is not significant.

     Although off-balance sheet derivative financial instruments do not expose the corporation to credit risk equal to the notional amount, we are exposed to credit risk equal to the extent of the fair value gain in an off-balance sheet derivative financial instrument if the counterparty fails to perform. We minimize the credit risk in these instruments by dealing only with high-quality counterparties. Each transaction is specifically approved for applicable credit exposure. At June 30, 2000, the total mark-to-market related credit risk for derivative transactions in excess of counterparty thresholds was $600 million. The fair value of collateral held exceeded the total mark-to-market related credit risk in excess of counterparty thresholds as of that date. For nondealer transactions, the need for collateral is evaluated on an individual transaction basis, and it is primarily dependent on the financial strength of the counterparty.

TRADING RISK MANAGEMENT Trading activities are undertaken primarily to satisfy the investment and risk management needs of our customers and secondarily to enhance our earnings through profitable trading for the corporation's own account. We trade a variety of debt securities and foreign exchange instruments, as well as financial and foreign currency derivatives, in order to provide customized solutions for the risk management challenges faced by our customers. We maintain diversified trading positions in both the fixed income and foreign exchange markets. Risk is controlled through the use of value-at-risk (VAR) limits and an active, independent monitoring process.

     We use the VAR methodology for measuring the market risk of the corporation's trading positions. This statistical methodology uses recent market volatility to estimate the maximum daily trading loss that the corporation would expect to incur, on average, 97.5 percent of the time. The model also estimates the effect of the interrelationships among the various trading instruments to determine how much risk is eliminated by offsetting positions. The VAR analysis is supplemented by stress testing on a daily basis. The analysis captures all financial assets and liabilities that are considered trading positions. The calculation uses historical data from the most recent 252 business days. The total VAR amount at June 30, 2000, was $11 million compared with $6 million at December 31, 1999, substantially all of which related to interest rate risk. The high, low and average VARs in the first six months of 2000 were $16 million, $5 million and $9 million, respectively.

ACCOUNTING AND REGULATORY MATTERS

     Statement of Financial Accounting Standards No. 133, Accounting for Derivative Instruments and Hedging Activities, as amended by Statement No. 137, establishes accounting and reporting standards for derivatives and hedging activities. This Standard requires that all derivatives be recognized as assets or liabilities in the balance sheet and that these instruments be measured at fair value through adjustments to either other comprehensive income or to current earnings, depending on the purpose for which the derivative is held. This Standard, which is effective January 1, 2001, significantly changes the accounting for hedge-related derivatives. The corporation is in the process of assessing the impact of this Standard; however, we expect that it will affect certain risk management strategies and that it may result in some repositioning of the derivatives portfolio.

     Legislation has been enacted providing that deposits and certain claims for administrative expenses and employee compensation against an insured depository institution are afforded a priority over other general unsecured claims against an institution, including federal funds and letters of credit, in the liquidation or other resolution of such an institution by any receiver.

     In 1999, the President signed into law the Gramm-Leach-Bliley Financial Modernization Act of 1999 (Modernization Act). The Modernization Act allows bank holding companies meeting management, capital and Community Reinvestment Act standards to engage in a substantially broader range of nonbanking activities than was permissible before enactment, including underwriting insurance and making merchant banking investments in commercial and financial companies. It also allows insurers and other financial services companies to acquire banks; removes various restrictions that currently apply to bank holding company ownership of securities firms and mutual fund advisory companies; and establishes the overall regulatory structure applicable to bank holding companies that also engage in insurance and securities operations. This part of the Modernization Act became effective in March 2000. In the first quarter of 2000, First Union became a financial holding company pursuant to the Modernization Act and is thereby permitted to engage in the broader range of activities that the Modernization Act permits.

     The Modernization Act also modifies current law related to financial privacy and community reinvestment. The new privacy provisions will generally prohibit financial institutions, including First Union, from disclosing nonpublic personal financial information to nonaffiliated third parties unless customers have the opportunity to "opt out" of the disclosure.

Table 1
CONSOLIDATED SUMMARIES OF INCOME, PER SHARE, BALANCE SHEET AND OTHER DATA

------------------------------------------------------------------------------------------------------------------------------

                                                  Twelve                         2000                                     1999
                                                  Months        ---------------------      -----------------------------------
                                                   Ended
                                                June 30,         SECOND         First        Fourth         Third       Second
(Dollars in millions, except per share data)        2000        QUARTER       Quarter       Quarter       Quarter      Quarter
------------------------------------------------------------------------------------------------------------------------------
SUMMARIES OF INCOME
Interest income                                $  16,760          4,492         4,313         4,143         3,812        3,624
==============================================================================================================================
Interest income (a)                            $  16,862          4,517         4,336         4,169         3,840        3,657
Interest expense                                   9,062          2,587         2,347         2,198         1,930        1,779
------------------------------------------------------------------------------------------------------------------------------
Net interest income (a)                            7,800          1,930         1,989         1,971         1,910        1,878
Provision for loan losses                          1,033            493           192           173           175          180
------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for
  loan losses (a)                                  6,767          1,437         1,797         1,798         1,735        1,698
Securities transactions - portfolio                 (688)          (582)          (19)           (7)          (80)          (1)
Fee and other income                               6,204            979         1,861         1,844         1,520        1,707
Restructuring charges                              2,111          2,110            (5)            6            --           --
Other noninterest expense                          9,074          2,393         2,387         2,354         1,940        2,053
------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income
  taxes (benefits) (a)                             1,098         (2,669)        1,257         1,275         1,235        1,351
Income taxes (benefits)                              711           (495)          394           407           405          445
Tax-equivalent adjustment                            102             25            23            26            28           33
------------------------------------------------------------------------------------------------------------------------------
Net income (loss)                              $     285         (2,199)          840           842           802          873
==============================================================================================================================
PER SHARE DATA
Basic                                          $    0.29          (2.27)         0.86          0.86          0.84         0.92
Diluted                                             0.28          (2.27)         0.85          0.86          0.84         0.90
Cash dividends                                 $    1.90           0.48          0.48          0.47          0.47         0.47
Average shares - Basic (In thousands)                 --        969,707       972,174       976,377       946,802      954,548
Average shares - Diluted (In thousands)               --        981,940       984,095       984,537       953,964      961,793
Average stockholders' equity
  Quarter-to-date                              $      --         16,614        16,583        16,686        15,299       15,701
  Year-to-date                                        --         16,599        16,583        15,932        15,678       15,870
Book value                                         14.14          14.14         17.16         16.91         16.19        15.99
Common stock price
  High                                            48 3/8         38 7/8      37 15/16        43 5/8        48 3/8     55 15/16
  Low                                                 25             25       28 7/16       32 7/16       35 5/16      42 1/16
  Period-end                                   $      25             25        37 1/4      32 15/16        35 5/8       47 1/8
    To earnings ratio (b)                          89.29X         89.29         10.80          9.89         10.67        13.43
    To book value                                    177%           177           217           195           220          295
BALANCE SHEET DATA
Assets                                         $ 257,994        257,994       253,648       253,024       234,408      229,452
Long-term debt                                 $  33,140         33,140        33,043        31,975        31,910       30,350
OTHER DATA
ATMs                                               3,832          3,832         3,786         3,778         3,954        3,955
Employees                                         73,988         73,988        73,060        71,659        66,391       66,491
==============================================================================================================================

(a)  Tax-equivalent.
(b)  Based on diluted earnings per share.

Table 2
RESTRUCTURING CHARGES

-----------------------------------------------------------------------------------------------------------------------------

                                                                                               Six Months Ended June 30, 2000
                                             --------------------------------------------------------------------------------
                                                                                                            Staff
                                                               First             The                        Units
                                               Capital         Union           Money         Credit           and
(In millions)                                  Markets      Mortgage           Store          Cards         Other       Total
-----------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                $      28             9              45             25            28         135
Occupancy                                           --             9              83              1            --          93
Goodwill and other intangible
  impairments                                       --            --           1,754             --            --       1,754
Other asset impairments                             --             1              34             --            --          35
Contract cancellations                              --             3               9             67             1          80
Other                                               --            --              --             --             2           2
-----------------------------------------------------------------------------------------------------------------------------
        Total                                       28            22           1,925             93            31       2,099
Reversal of March 1999
    restructuring charge                            --            --              --             --           (14)        (14)
-----------------------------------------------------------------------------------------------------------------------------
        Total                                       28            22           1,925             93            17       2,085
EVEREN merger-related charges                       --            --              --             --            20          20
-----------------------------------------------------------------------------------------------------------------------------
        Total restructuring charges          $      28            22           1,925             93            37       2,105
=============================================================================================================================


                                                                                                           Signet
                                                           June 2000      March 1999                  Acquisition
                                                           Strategic   Restructuring     CoreStates           and
(In millions)                                          Repositioning          Charge    Acquisition         Other       Total
-----------------------------------------------------------------------------------------------------------------------------
ACTIVITY IN THE
  RESTRUCTURING
  ACCRUAL
  Balance, December 31, 1999                          $           --              84             38            40         162
  Cash payments                                                   --             (18)            --            (2)        (20)
  Reversal of prior accruals                                      --             (14)            --            --         (14)
  Noncash write-downs and
    other adjustments                                             --              (4)            --            --          (4)
-----------------------------------------------------------------------------------------------------------------------------
Balance, March 31, 2000                                           --              48             38            38         124
  Restructuring charges                                        2,099              --             --            --       2,099
  Cash payments                                                   (5)             (5)            (1)           (3)        (14)
  Noncash write-downs and
    other adjustments                                         (1,754)             (4)            --            --      (1,758)
-----------------------------------------------------------------------------------------------------------------------------
Balance, June 30, 2000                                $          340              39             37            35         451
=============================================================================================================================

TABLE 3
BUSINESS SEGMENTS (a)

------------------------------------------------------------------------------------------------------------------------------

                                                                                              THREE MONTHS ENDED JUNE 30, 2000
                                                  ----------------------------------------------------------------------------
                                                               INVESTMENT    CORPORATE
(In millions)                                                     BANKING      BANKING  INTERNATIONAL       OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                          $       54          275             37          --          366
  Provision for loan losses                                            12          114              5          --          131
  Fee and other income                                                396           66             56         (32)         486
  Noninterest expense                                                 294          111             42          --          447
  Income tax expense                                                   47           44             18         (32)          77
------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                           $       97           72             28          --          197
------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                            20.87%        8.30          19.30          --        13.35
  Average loans, net                                           $    6,796       33,521          5,143          --       45,460
  Average deposits                                                  6,215        4,973          4,575          --       15,763
  Average attributed stockholders'
    equity (b)                                                 $    1,881        3,488            586          --        5,955
==============================================================================================================================

                                                   RETAIL
                                              BROKERAGE &          WEALTH
                                                INSURANCE         & TRUST       MUTUAL            CAP
(In millions)                                    SERVICES        SERVICES        FUNDS        ACCOUNT       OTHER        TOTAL
------------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data                         $
  Net interest income                                  41              59            2             58          --          160
  Provision for loan losses                            --              --           --             --          --           --
  Fee and other income                                448             177          130             41         (23)         773
  Noninterest expense                                 402             140           64             37          --          643
  Income tax expense                                   34              37           26             23          (9)         111
------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                          $        53              59           42             39         (14)         179
------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                            38.65%          51.02        72.11          85.36          --        52.81
  Average loans, net                          $        --           4,415           --             --          --        4,415
  Average deposits                                     --           5,863           --         13,868          --       19,731
  Average attributed stockholders'
    equity (b)                                $       565             465          183            180         (30)       1,363
==============================================================================================================================

                                                                                  HOME
                                                                              EQUITY &
                                                                    FIRST          THE                     RETAIL
                                                                    UNION        MONEY         CREDIT      BRANCH
(In millions)                                                    MORTGAGE        STORE          CARDS    PRODUCTS        TOTAL
------------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                           $      12          135             49         638          834
  Provision for loan losses                                            --           29             23          27           79
  Fee and other income                                                 46           16             66         217          345
  Noninterest expense                                                  56          173             63         597          889
  Income tax expense                                                    1          (20)            12          88           81
------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                            $       1          (31)            17         143          130
------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                             9.15%      (10.43)         15.55       30.19        14.33
  Average loans, net                                            $     433       14,928          1,786      11,047       28,194
  Average deposits                                                    944          212             12      68,165       69,333
  Average attributed stockholders'
    equity (b)                                                  $      82        1,225            479       1,903        3,689
==============================================================================================================================

                                                                    (Continued)
                                      T-3

TABLE 3
BUSINESS SEGMENTS (a)

------------------------------------------------------------------------------------------------------------------------------

                                                                                              THREE MONTHS ENDED JUNE 30, 2000
                                                           -------------------------------------------------------------------
                                                              SMALL                         REAL      CASH MGT. &
                                                           BUSINESS                       ESTATE          DEPOSIT
(In millions)                                               BANKING        LENDING       BANKING         SERVICES        TOTAL
------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                      $     19             66            43              206          334
  Provision for loan losses                                       1              3             5               --            9
  Fee and other income                                           --             --            --              140          140
  Noninterest expense                                            12             49            17              191          269
  Income tax expense                                              2              4             8               60           74
------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                       $      4             10            13               95          122
------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                       9.72%          4.97         13.73            58.26        24.64
  Average loans, net                                       $  2,840         14,441         9,277               --       26,558
  Average deposits                                               --             --            --           22,004       22,004
  Average attributed stockholders'
    equity (b)                                             $    161            801           385              665        2,012
==============================================================================================================================


                                             CAPITAL        CAPITAL                                     TREASURY/
(In millions)                                MARKETS           MGT.      CONSUMER       COMMERCIAL        NONBANK       TOTAL
-----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                       $    366            160           834              334            211       1,905
  Provision for loan losses                      131             --            79                9              9         228
  Fee and other income                           486            773           345              140              2       1,746
  Noninterest expense                            447            643           889              269            118       2,366
  Income tax expense                              77            111            81               74             --         343
-----------------------------------------------------------------------------------------------------------------------------
  Operating earnings                             197            179           130              122             86         714
-----------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income (loss)
    Restructuring and other charges
      Provision for loan losses                   --             --            --               --           (265)       (265)
      Fee and other income                      (149)            --        (1,008)              --           (192)     (1,349)
      Noninterest expense                         --             --           (27)              --         (2,110)     (2,137)
      Income tax benefit                          55             --           383               --            400         838
-----------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring and
    other charges                                (94)            --          (652)              --         (2,167)     (2,913)
-----------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                         $    103            179          (522)             122         (2,081)     (2,199)
-----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                       13.35%         52.81         14.33            24.64           9.62       17.74
  Average loans, net                        $ 45,460          4,415        28,194           26,558         27,987     132,614
  Average deposits                            15,763         19,731        69,333           22,004         14,373     141,204
  Average attributed stockholders'
    equity (b)                              $  5,955          1,363         3,689            2,012          3,595      16,614
=============================================================================================================================

                                                                    (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

------------------------------------------------------------------------------------------------------------------

                                                                                  Three Months Ended June 30, 1999
                                 ---------------------------------------------------------------------------------
                                                   Investment   Corporate
(In millions)                                         Banking     Banking   International      Other         Total
------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                  $   78         290              45         --           413
  Provision for loan losses                                18          43              --         --            61
  Fee and other income                                    285          41              51        (27)          350
  Noninterest expense                                     191         102              50         --           343
  Income tax expense                                       49          70              17        (27)          109
------------------------------------------------------------------------------------------------------------------
  Net income                                           $  105         116              29         --           250
------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                27.48%      13.37           17.35         --         17.64
  Average loans, net                                   $7,262      31,477           4,517         --        43,256
  Average deposits                                      4,872       5,237           4,544         --        14,653
  Average attributed stockholders'
    equity (b)                                         $1,535       3,497             649         --         5,681
==================================================================================================================


                                         Retail
                                    Brokerage &        Wealth
                                      Insurance       & Trust      Mutual             CAP
(In millions)                          Services      Services       Funds         Account      Other         Total
------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                   $   20            54            1              46         --           121
  Provision for loan losses                 --            (2)          --              --         --            (2)
  Fee and other income                     234           169          110              28        (22)          519
  Noninterest expense                      208           129           68              31         --           436
  Income tax expense                        18            36           17              17         (9)           79
------------------------------------------------------------------------------------------------------------------
  Net income                            $   28            60           26              26        (13)          127
------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                 34.08%        56.25        41.62           72.27         --         49.55
  Average loans, net                    $   --         3,757           --              --         --         3,757
  Average deposits                          --         5,743           --          14,096         --        19,839
  Average attributed stockholders'
    equity (b)                          $  334           419          159             149        (28)        1,033
==================================================================================================================

                                                                     Home
                                                                 Equity &
                                                       First          The                     Retail
                                                       Union        Money          Credit     Branch
(In millions)                                       Mortgage        Store           Cards   Products          Total
-------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                $    21          139            62          608           830
  Provision for loan losses                                1           18            39           20            78
  Fee and other income                                   109          115           109          212           545
  Noninterest expense                                     66          154            63          589           872
  Income tax expense                                      25           31            26           81           163
------------------------------------------------------------------------------------------------------------------
  Net income                                         $    38           51            43          130           262
------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                              124.97%       14.66         35.74        29.18         27.90
  Average loans, net                                 $   475       11,881         2,564       16,570        31,490
  Average deposits                                     1,332           66             9       70,364        71,771
  Average attributed stockholders'
    equity (b)                                       $   129        1,396           467        1,802         3,794
==================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

----------------------------------------------------------------------------------------------------------------------------

                                                                                            Three Months Ended June 30, 1999
                                    ----------------------------------------------------------------------------------------
                                                               Small                          Real    Cash Mgt. &
                                                            Business                        Estate        Deposit
(In millions)                                                Banking         Lending       Banking       Services      Total
----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                         $   23              61            45            211        340
  Provision for loan losses                                        1              14             8             --         23
  Fee and other income                                            --              --            --            139        139
  Noninterest expense                                             10              59            16            186        271
  Income tax expense                                               4             (11)            7             63         63
----------------------------------------------------------------------------------------------------------------------------
  Net income                                                  $    8              (1)           14            101        122
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                       16.30%          (0.27)        12.28          63.88      22.97
  Average loans, net                                          $2,751          14,347         8,528             --     25,626
  Average deposits                                                --              --            --         22,530     22,530
  Average attributed stockholders'
    equity (b)                                                $  166             879           408            633      2,086
============================================================================================================================

                                               Capital       Capital                                    Treasury/
(In millions)                                  Markets          Mgt.        Consumer    Commercial        Nonbank      Total
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                          $   413           121             830           340            141      1,845
  Provision for loan losses                         61            (2)             78            23             20        180
  Fee and other income                             350           519             545           139            153      1,706
  Noninterest expense                              343           436             872           271            131      2,053
  Income tax expense                               109            79             163            63             31        445
----------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                          250           127             262           122            112        873
  After-tax merger-related and
    restructuring charges                           --            --              --            --             --         --
----------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                      $   250           127             262           122            112        873
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         17.64%        49.55           27.90         22.97          14.46      21.94
  Average loans, net                           $43,256         3,757          31,490        25,626         27,023    131,152
  Average deposits                              14,653        19,839          71,771        22,530          4,999    133,792
  Average attributed stockholders'
    equity (b)                                 $ 5,681         1,033           3,794         2,086          3,107     15,701
============================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

----------------------------------------------------------------------------------------------------------------------------

                                                                                              SIX MONTHS ENDED JUNE 30, 2000
                                    ----------------------------------------------------------------------------------------
                                                        INVESTMENT       CORPORATE
(In millions)                                              BANKING         BANKING  INTERNATIONAL         OTHER        TOTAL
----------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                $         139             567            68             --          774
  Provision for loan losses                                     46             167             5             --          218
  Fee and other income                                         821             119           109            (63)         986
  Noninterest expense                                          542             219            79             --          840
  Income tax expense                                           127             114            36            (63)         214
-----------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                 $         245             186            57             --          488
-----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                     26.66%          10.75         19.34             --        16.58
  Average loans, net                                 $       6,854          32,806         5,015             --       44,675
  Average deposits                                           6,842           5,182         4,400             --       16,424
  Average attributed stockholders'
    equity (b)                                       $       1,851           3,479           597             --        5,927
============================================================================================================================

                                         RETAIL
                                    BROKERAGE &             WEALTH
                                      INSURANCE            & TRUST          MUTUAL           CAP
(In millions)                          SERVICES           SERVICES           FUNDS       ACCOUNT          OTHER        TOTAL
-----------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data                   $
  Net interest income                        86                115               4           117             --          322
  Provision for loan losses                  --                 --              --            --             --           --
  Fee and other income                      994                360             260            79            (48)       1,645
  Noninterest expense                       884                282             131            75             --        1,372
  Income tax expense                         75                 74              51            46            (18)         228
-------------------------------------------------------------------------------------------------------------------------------
  Operating earnings                    $   121                119              82            75            (30)         367
-------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                  39.07 %            51.59           68.72         78.66             --        51.58
  Average loans, net                    $    --              4,273              --             1             --        4,274
  Average deposits                           --              5,902              --        14,137             --       20,039
  Average attributed stockholders'
    equity (b)                          $   624                463             183           192            (31)       1,431
============================================================================================================================

                                                                              HOME
                                                                          EQUITY &
                                                             FIRST             THE                       RETAIL
                                                             UNION           MONEY        CREDIT         BRANCH
(In millions)                                             MORTGAGE           STORE         CARDS       PRODUCTS        TOTAL
----------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                    $      22             269           106          1,270        1,667
  Provision for loan losses                                     --              52            51             49          152
  Fee and other income                                          92              31           125            426          674
  Noninterest expense                                          111             329           124          1,194        1,758
  Income tax expense                                             1             (31)           22            173          165
----------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                     $       2             (50)           34            280          266
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                      5.83%          (8.12)        14.45          29.73        14.50
  Average loans, net                                     $     435          14,323         1,777         10,839       27,374
  Average deposits                                             854             212            14         67,720       68,800
  Average attributed stockholders'
    equity (b)                                           $      78           1,245           487          1,894        3,704
============================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

----------------------------------------------------------------------------------------------------------------------------

                                                                                              SIX MONTHS ENDED JUNE 30, 2000
                                    ----------------------------------------------------------------------------------------
                                                              SMALL                          REAL    CASH MGT. &
                                                           BUSINESS                        ESTATE        DEPOSIT
(In millions)                                               BANKING         LENDING       BANKING       SERVICES       TOTAL
----------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                       $    39             137            88            409         673
  Provision for loan losses                                       2              10            10             --          22
  Fee and other income                                           --              --            --            284         284
  Noninterest expense                                            23              95            32            385         535
  Income tax expense                                              5              10            18            118         151
----------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                        $     9              22            28            190         249
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                      10.64 %          5.46         14.81          57.66       24.82
  Average loans, net                                        $ 2,818          14,544         9,140             --      26,502
  Average deposits                                               --              --            --         21,812      21,812
  Average attributed stockholders'
    equity (b)                                              $   160             809           387            664       2,020
============================================================================================================================

                                                CAPITAL      CAPITAL                                    TREASURY/
(In millions)                                   MARKETS         MGT.       CONSUMER    COMMERCIAL        NONBANK       TOTAL
----------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                          $    774         322           1,667           673            435       3,871
  Provision for loan losses                         218                         152            22             28         420
  Fee and other income                              986       1,645             674           284             (1)      3,588
  Noninterest expense                               840       1,372           1,758           535            248       4,753
  Income tax expense                                214         228             165           151            (24)        734
----------------------------------------------------------------------------------------------------------------------------
  Operating earnings                                488         367             266           249            182       1,552
----------------------------------------------------------------------------------------------------------------------------
Adjustments from operating
  earnings to net income (loss)
    Restructuring and other charges
      Provision for loan losses                      --          --              --            --           (265)       (265)
      Fee and other income                         (149)         --          (1,008)           --           (192)     (1,349)
      Noninterest expense                            --          --             (27)           --         (2,105)     (2,132)
      Income tax benefit                             55          --             383            --            397         835
----------------------------------------------------------------------------------------------------------------------------
  After-tax restructuring and
    other charges                                   (94)         --            (652)           --         (2,165)     (2,911)
----------------------------------------------------------------------------------------------------------------------------
  Net income (loss)                            $    394         367            (386)          249         (1,983)     (1,359)
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                          16.58%      51.58           14.50         24.82          10.41       19.04
  Average loans, net                           $ 44,675       4,274          27,374        26,502         29,223     132,048
  Average deposits                               16,424      20,039          68,800        21,812         13,737     140,812
  Average attributed stockholders'
    equity (b)                                 $  5,927       1,431           3,704         2,020          3,517      16,599
============================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

----------------------------------------------------------------------------------------------------------------------------

                                                                                              Six Months Ended June 30, 1999
                                    ----------------------------------------------------------------------------------------
                                                         Investment       Corporate
(In millions)                                               Banking         Banking  International          Other      Total
----------------------------------------------------------------------------------------------------------------------------
CAPITAL MARKETS
Income statement data
  Net interest income                                       $   138             565             92             --        795
  Provision for loan losses                                      39              77             --             --        116
  Fee and other income                                          689             100             99            (55)       833
  Noninterest expense                                           405             208            104             --        717
  Income tax expense                                            129             142             33            (55)       249
----------------------------------------------------------------------------------------------------------------------------
  Net income                                                $   254             238             54             --        546
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                      34.26%          13.80          17.17             --      19.65
  Average loans, net                                        $ 7,113          31,672          4,722             --     43,507
  Average deposits                                            4,941           5,325          5,026             --     15,292
  Average attributed stockholders'
    equity (b)                                              $ 1,500           3,478            631             --      5,609
============================================================================================================================


                                                Retail
                                           Brokerage &       Wealth
                                             Insurance      & Trust          Mutual            CAP
(In millions)                                 Services     Services           Funds        Account          Other      Total
----------------------------------------------------------------------------------------------------------------------------
CAPITAL MANAGEMENT
Income statement data
  Net interest income                          $    37          111               2             91             --        241
  Provision for loan losses                         --           (1)             --             --             --         (1)
  Fee and other income                             456          336             217             54            (44)     1,019
  Noninterest expense                              407          266             127             62             --        862
  Income tax expense                                33           69              35             32            (17)       152
----------------------------------------------------------------------------------------------------------------------------
  Net income                                   $    53          113              57             51            (27)       247
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                         33.28 %      53.72           47.29          71.10             --      48.92
  Average loans, net                           $    --        3,740              --             --             --      3,740
  Average deposits                                  --        5,775              --         14,128             --     19,903
  Average attributed stockholders'
    equity (b)                                 $   324          421             155            146            (28)     1,018
============================================================================================================================

                                                                               Home
                                                                           Equity &
                                                              First             The                        Retail
                                                              Union           Money         Credit         Branch
(In millions)                                              Mortgage           Store          Cards       Products      Total
----------------------------------------------------------------------------------------------------------------------------
CONSUMER
Income statement data
  Net interest income                                      $     45             255            122          1,209      1,631
  Provision for loan losses                                       1              28             85             43        157
  Fee and other income                                          225             201            166            416      1,008
  Noninterest expense                                           144             315            125          1,164      1,748
  Income tax expense                                             48              43             30            160        281
----------------------------------------------------------------------------------------------------------------------------
  Net income                                               $     77              70             48            258        453
----------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                     101.15%          10.37          20.66          28.57      24.04
  Average loans, net                                       $    482          11,604          2,579         16,377     31,042
  Average deposits                                            1,336              34             10         71,131     72,511
  Average attributed stockholders'
    equity (b)                                             $    156           1,368            468          1,829      3,821
============================================================================================================================

                                                                     (Continued)

TABLE 3
BUSINESS SEGMENTS (a)

----------------------------------------------------------------------------------------------------------------------------------

                                                                                                    Six Months Ended June 30, 1999
                                                                  ----------------------------------------------------------------

                                                                     Small                         Real   Cash Mgt. &
                                                                  Business                       Estate       Deposit
(In millions)                                                      Banking       Lending        Banking      Services        Total
----------------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
Income statement data
  Net interest income                                              $    43           121             90           429          683
  Provision for loan losses                                              2            20             14            --           36
  Fee and other income                                                  --            --             --           271          271
  Noninterest expense                                                   20           111             35           376          542
  Income tax expense                                                     8           (16)            15           124          131
----------------------------------------------------------------------------------------------------------------------------------
  Net income                                                       $    13             6             26           200          245
----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                             15.81 %        1.66          12.30         61.51        23.31
  Average loans, net                                               $ 2,724        14,475          8,458            --       25,657
  Average deposits                                                      --            --             --        23,027       23,027
  Average attributed stockholders'
    equity (b)                                                     $   164           893            410           657        2,124
==================================================================================================================================


                                                       Capital     Capital                                  Treasury/
(In millions)                                          Markets        Mgt.      Consumer     Commercial       Nonbank        Total
----------------------------------------------------------------------------------------------------------------------------------
CONSOLIDATED
Income statement data
  Net interest income                                 $    795         241         1,631            683           275        3,625
  Provision for loan losses                                116          (1)          157             36            36          344
  Fee and other income                                     833       1,019         1,008            271           525        3,656
  Noninterest expense                                      717         862         1,748            542           693        4,562
  Income tax expense                                       249         152           281            131           (17)         796
----------------------------------------------------------------------------------------------------------------------------------
  Net income after
    merger-related and
    restructuring charges                                  546         247           453            245            88        1,579
  After-tax merger-related and
    restructuring charges                                               --            --             --           259          259
----------------------------------------------------------------------------------------------------------------------------------
  Net income before
    merger-related and
    restructuring charges                             $    546         247           453            245           347        1,838
----------------------------------------------------------------------------------------------------------------------------------
Performance and other data
  Return on average attributed
    stockholders' equity                                 19.65 %     48.92         24.04          23.31         21.22        23.13
  Average loans, net                                  $ 43,507       3,740        31,042         25,657        26,369      130,315
  Average deposits                                      15,292      19,903        72,511         23,027         4,288      135,021
  Average attributed stockholders'
    equity (b)                                        $  5,609       1,018         3,821          2,124         3,298       15,870
==================================================================================================================================

(a) Business Segment information reflects the purchase accounting acquisition of EVEREN for the three and six months ended June 30, 2000. This acquisition occurred on October 1, 1999. See the "Business Segments" discussion in Management's Analysis of Operations for further information about the methodology and assumptions used in presenting this information.
(b) Average attributed stockholders' equity excludes merger-related, restructuring and other charges. The return on average attributed stockholders' equity for the Capital Management Mutual Funds unit is net of the amount included in Other.

TABLE 4
FEE AND OTHER INCOME - CAPITAL MARKETS

--------------------------------------------------------------------------------------------------------------------------------

                                                                                  2000                                      1999
                                                                ----------------------       -----------------------------------

                                                                 SECOND          First        Fourth         Third        Second
(In millions)                                                   QUARTER        Quarter       Quarter       Quarter       Quarter
--------------------------------------------------------------------------------------------------------------------------------
Principal investing                                             $   185            203           210           176            60
Risk management (a)                                                  79             63            41            46            44
Investment banking (a)                                              122            115           156           102           144
Corporate banking                                                    66             53            51            33            41
International                                                        56             53            52            53            51
Fixed income and other (a)                                           10             44            40             6            37
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                       518            531           550           416           377
Eliminations                                                        (32)           (31)          (72)          (22)          (27)
--------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income - Capital Markets            $   486            500           478           394           350
================================================================================================================================


(a) The aggregate amounts of trading account profits included in this table in the second and first quarters of 2000 and in the fourth, third and second quarters of 1999 were $73 million, $99 million, $72 million, $20 million and $87 million, respectively. This includes risk management and proprietary trading as well as amounts included in investment banking and fixed income and other trading.

TABLE 5
SELECTED PERFORMANCE, DIVIDEND PAYOUT AND OTHER RATIOS

-------------------------------------------------------------------------------------------------------------------------------

                                           Six Months Ended
                                                   June 30,                       2000                                     1999
                                      ----------------------     ---------------------     ------------------------------------

                                                                  SECOND         First      Fourth         Third         Second
                                        2000           1999      QUARTER       Quarter     Quarter       Quarter        Quarter
-------------------------------------------------------------------------------------------------------------------------------
PERFORMANCE RATIOS (a)
Assets to stockholders' equity         15.18 X        14.13        15.38         14.97       14.60         14.98          14.26
Return on assets                       (1.08)%         1.42        (3.46)         1.36        1.37          1.39           1.56
Return on stockholders' equity        (16.47)%        20.06       (53.24)        20.38       20.00         20.82          22.30
===============================================================================================================================
DIVIDEND PAYOUT RATIOS ON
Operating earnings                     60.76 %        49.47        65.75         56.47       54.65         55.95          52.22
Net income (b)                            -- %        57.67           --         56.47       54.65         55.95          52.22
===============================================================================================================================
OTHER RATIOS
Operating earnings
  Return on assets                      1.24 %         1.65         1.13          1.36        1.38          1.39           1.56
  Return on stockholders' equity       19.04 %        23.13        17.74         20.31       19.78         20.47          21.94
===============================================================================================================================

(a) Based on average balances and net income.
(b) Dividend payout ratios are not presented for periods in which there is a net loss.

TABLE 6
LOANS - ON-BALANCE SHEET, AND MANAGED AND SERVICING PORTFOLIOS

--------------------------------------------------------------------------------------------------------------------------

                                                                            2000                                      1999
                                                         ------------------------  ---------------------------------------

                                                            SECOND         First        Fourth         Third        Second
(In millions)                                              QUARTER       Quarter       Quarter       Quarter       Quarter
--------------------------------------------------------------------------------------------------------------------------
ON-BALANCE SHEET LOAN PORTFOLIO
  COMMERCIAL
  Commercial, financial and agricultural                 $  53,870        54,082        51,683        52,497        52,727
  Real estate - construction and other                       2,600         2,344         2,435         2,709         2,636
  Real estate - mortgage                                     9,239         9,275         8,768         8,404         8,441
  Lease financing                                           13,181        12,511        12,742        11,969        10,527
  Foreign                                                    4,956         4,587         4,991         4,933         4,609
--------------------------------------------------------------------------------------------------------------------------
        Total commercial                                    83,846        82,799        80,619        80,512        78,940
--------------------------------------------------------------------------------------------------------------------------
  RETAIL
  Real estate - mortgage                                    25,204        27,528        27,793        26,427        24,314
  Installment loans - Bankcard (a)                             141         1,752         1,879         1,681         2,133
  Installment loans - other                                 21,656        25,145        23,916        22,853        22,619
  Vehicle leasing                                            3,112         3,822         4,483         5,096         5,753
--------------------------------------------------------------------------------------------------------------------------
        Total retail                                        50,113        58,247        58,071        56,057        54,819
--------------------------------------------------------------------------------------------------------------------------
        Total loans                                        133,959       141,046       138,690       136,569       133,759
  Unearned income                                            5,600         5,243         5,513         5,087         4,188
--------------------------------------------------------------------------------------------------------------------------
        Loans, net (on-balance sheet)                    $ 128,359       135,803       133,177       131,482       129,571
==========================================================================================================================

MANAGED PORTFOLIO (b)
--------------------------------------------------------------------------------------------------------------------------
COMMERCIAL
On-balance sheet loan portfolio                          $  83,846        82,799        80,619        80,512        78,940
Securitized loans                                            1,139         1,173         1,223         1,257         1,300
Loans held for sale included in other assets                 2,446         2,089         1,843            --            --
--------------------------------------------------------------------------------------------------------------------------
        Total commercial                                    87,431        86,061        83,685        81,769        80,240
--------------------------------------------------------------------------------------------------------------------------
RETAIL
Real estate - mortgage
  On-balance sheet loan portfolio                           25,204        27,528        27,793        26,427        24,314
  Loans held for sale included in other assets                 782         1,341         1,503         1,413         2,314
--------------------------------------------------------------------------------------------------------------------------
        Total real estate mortgage                          25,986        28,869        29,296        27,840        26,628
--------------------------------------------------------------------------------------------------------------------------
Installment loans - Bankcard (a)
  On-balance sheet loan portfolio                              141         1,752         1,879         1,681         2,133
  Securitized loans                                          3,941         3,941         3,941         3,941         3,398
  Loans held for sale included in other assets               1,594            --            --            --            --
--------------------------------------------------------------------------------------------------------------------------
        Total installment loans - Bankcard                   5,676         5,693         5,820         5,622         5,531
--------------------------------------------------------------------------------------------------------------------------
Installment loans - other
  On-balance sheet loan portfolio                           21,656        25,145        23,916        22,853        22,619
  Securitized loans                                         11,726        12,533        13,259        14,390        15,312
  Securitized loans included in
    securities available for sale                           10,143         9,596         9,265         8,660         7,976
  Loans held for sale included in other assets               5,882         1,339           898           591           177
--------------------------------------------------------------------------------------------------------------------------
        Total installment loans - other                     49,407        48,613        47,338        46,494        46,084
--------------------------------------------------------------------------------------------------------------------------
Vehicle leasing - on-balance sheet loan portfolio            3,112         3,822         4,483         5,096         5,753
--------------------------------------------------------------------------------------------------------------------------
        Total retail                                        84,181        86,997        86,937        85,052        83,996
--------------------------------------------------------------------------------------------------------------------------
        Total managed portfolio                          $ 171,612       173,058       170,622       166,821       164,236
==========================================================================================================================

SERVICING PORTFOLIO
Commercial                                               $  29,000        28,985        29,193        28,433        24,693
Residential                                              $  37,722        37,108        38,200        39,385        40,606
==========================================================================================================================

(a) Installment loans - Bankcard include credit cards, instant cash reserve, signature and First Choice.
(b) The managed portfolio includes the on-balance sheet loan portfolio, loans held for sale that are classified in other assets, loans securitized for which the securities are classified in securities available for sale and the off-balance sheet portfolio of securitized loans.

TABLE 7
ALLOWANCE FOR LOAN LOSSES AND NONPERFORMING ASSETS

--------------------------------------------------------------------------------------------------------------------------------

                                                                                    2000                                   1999
                                                                -------------------------     ----------------------------------

                                                                    SECOND         First       Fourth        Third       Second
(In millions)                                                      QUARTER       Quarter      Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------------------
ALLOWANCE FOR LOAN LOSSES
Balance, beginning of period                                      $  1,760         1,757        1,759        1,785        1,825
Provision for loan losses                                              493           192          173          175          180
Allowance relating to loans acquired, transferred to
  other assets or sold                                                (319)           --           (6)         (26)         (40)
Loan losses, net                                                      (228)         (189)        (169)        (175)        (180)
--------------------------------------------------------------------------------------------------------------------------------
Balance, end of period                                            $  1,706         1,760        1,757        1,759        1,785
================================================================================================================================
as a % of loans, net                                                  1.33 %        1.30         1.32         1.34         1.38
================================================================================================================================
as a % of nonaccrual and restructured loans                            215 %         150          181          187          212
================================================================================================================================
as a % of nonperforming assets                                         193 %         139          165          169          190
================================================================================================================================
LOAN LOSSES
Commercial, financial and agricultural                            $    157           107           93           95           89
Real estate - commercial construction and mortgage                       1             2            9            4           10
Real estate - residential mortgage                                       5             4            5            5            5
Installment loans - Bankcard                                            25            31           37           37           43
Installment loans - other and vehicle leasing                           76            73           64           67           67
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                          264           217          208          208          214
--------------------------------------------------------------------------------------------------------------------------------
LOAN RECOVERIES
Commercial, financial and agricultural                                  21            10           21           17           12
Real estate - commercial construction and mortgage                      --             1            3            3            2
Real estate - residential mortgage                                       1            --            1           --            2
Installment loans - Bankcard                                             2             3            1            2            3
Installment loans - other and vehicle leasing                           12            14           13           11           15
--------------------------------------------------------------------------------------------------------------------------------
        Total                                                           36            28           39           33           34
--------------------------------------------------------------------------------------------------------------------------------
        Loan losses, net                                          $    228           189          169          175          180
================================================================================================================================
as % of average loans, net (a)                                        0.69 %        0.57         0.52         0.55         0.55
================================================================================================================================
NONPERFORMING ASSETS (b)
Nonaccrual loans
  Commercial, financial and agricultural                          $    562           729          551          506          427
  Real estate - commercial construction and mortgage                    59            62           55           59           69
  Real estate - residential mortgage                                    28           148          150          156          166
  Installment loans - Bankcard                                          --            --           --            5            5
  Installment loans - other and vehicle leasing                        142           236          212          212          176
--------------------------------------------------------------------------------------------------------------------------------
        Total nonaccrual loans                                         791         1,175          968          938          843
Foreclosed properties (c)                                               93            95           98          103           97
--------------------------------------------------------------------------------------------------------------------------------
        Total nonperforming assets                                $    884         1,270        1,066        1,041          940
================================================================================================================================
as % of loans, net, and foreclosed properties                         0.69 %        0.93         0.80         0.79         0.73
================================================================================================================================
Accruing loans past due 90 days                                   $     84           134          144          194          209
================================================================================================================================

(a) Annualized.
(b) Nonperforming assets at June 30, 2000, do not include net book values of $161 million of nonperforming commercial loans and $170 million of nonperforming retail loans that are classified as and included in loans held for sale in other assets.
(c) Restructured loans are insignificant.

TABLE 8
INTANGIBLE ASSETS

------------------------------------------------------------------------------------------------------------------

                                                                 2000                                         1999
                                               ----------------------        -------------------------------------
                                                SECOND          First         Fourth          Third         Second
(In millions)                                  QUARTER        Quarter        Quarter        Quarter        Quarter
------------------------------------------------------------------------------------------------------------------
GOODWILL AND OTHER INTANGIBLE ASSETS
Goodwill                                       $ 3,510          5,065          5,091          4,276          4,336
Deposit base premium                               215            236            257            283            309
Origination network                                 --            269            274            279            284
Other                                               11             11              4              4              5
------------------------------------------------------------------------------------------------------------------
        Total                                  $ 3,736          5,581          5,626          4,842          4,934
==================================================================================================================
MORTGAGE AND OTHER SERVICING ASSETS            $   662            681            703            712            744
==================================================================================================================
CREDIT CARD PREMIUM                            $     4              5              6              8             10
==================================================================================================================

TABLE 9
DEPOSITS

-------------------------------------------------------------------------------------------------------------

                                                         2000                                            1999
                                     ------------------------         ---------------------------------------
                                       SECOND           First          Fourth           Third          Second
(In millions)                         QUARTER         Quarter         Quarter         Quarter         Quarter
-------------------------------------------------------------------------------------------------------------
CORE DEPOSITS
Noninterest-bearing                  $ 30,229          29,885          31,375          28,737          31,703
Savings and NOW accounts               35,346          36,955          37,748          36,667          37,354
Money market accounts                  17,988          18,207          19,405          19,666          20,109
Other consumer time                    35,789          34,881          33,812          32,743          33,192
-------------------------------------------------------------------------------------------------------------
        Total core deposits           119,352         119,928         122,340         117,813         122,358
OTHER DEPOSITS
Foreign                                 9,178           7,062           6,729           5,590           5,591
Other time                             16,334          12,900          11,978          10,500           5,654
-------------------------------------------------------------------------------------------------------------
        Total deposits               $144,864         139,890         141,047         133,903         133,603
=============================================================================================================

TABLE 10
TIME DEPOSITS IN AMOUNTS OF $100,000 OR MORE

-------------------------------------------------------------------------------------------------------------

                                                                                                JUNE 30, 2000
                                                                                                -------------
(In millions)
-------------------------------------------------------------------------------------------------------------
MATURITY OF
3 months or less                                                                                $       8,568
Over 3 months through 6 months                                                                          5,606
Over 6 months through 12 months                                                                         5,063
Over 12 months                                                                                          3,557
-------------------------------------------------------------------------------------------------------------
        Total                                                                                   $      22,794
=============================================================================================================

TABLE 11
LONG-TERM DEBT

-------------------------------------------------------------------------------------------------------------------------------

                                                                              2000                                         1999
                                                            ----------------------        -------------------------------------
                                                             SECOND          First         Fourth          Third         Second
(In millions)                                               QUARTER        Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------------------------------------------------------
NOTES AND DEBENTURES ISSUED BY
  THE PARENT COMPANY
  Notes
    6.60% to 7.70%, due 2000 to 2005                        $ 1,790          2,039          1,592            996            648
    Floating rate, due 2001 to 2005                           1,770          1,087             90             --             --
    Floating rate extendible, due 2005                           10             10             10             10             10
  Subordinated notes
    6.00% to 9.45%, due 2001 to 2009                          2,662          2,662          2,661          2,659          2,659
    7.18% to 8.00%, due 2009 to 2011                            208            208            208            208            208
    6.30%, Putable/Callable, due 2028                           200            200            200            200            200
    8.77%                                                        --             --             --            149            149
    Floating rate, due 2003                                     150            150            150            150            150
  Subordinated debentures
    6.55% to 7.5%, due 2026 to 2035                             794            794            794            794            794
-------------------------------------------------------------------------------------------------------------------------------
        Total notes and debentures issued by the
          Parent Company                                      7,584          7,150          5,705          5,166          4,818
-------------------------------------------------------------------------------------------------------------------------------
NOTES ISSUED BY SUBSIDIARIES
Notes, primarily notes issued under global
  note programs, varying rates and terms to 2015             16,988         17,339         18,026         18,890         18,527
Subordinated notes
  5-7/8% to 9-5/8%, due 2001 to 2006                          1,075          1,074          1,074          1,074          1,224
  Bank, 5.80% to 7-7/8%, due 2006 to 2036                     1,549          1,549          1,200          1,200          1,200
  6-5/8% to 8-3/8%, due 2002 to 2007                            570            570            570            400            400
-------------------------------------------------------------------------------------------------------------------------------
        Total notes issued by subsidiaries                   20,182         20,532         20,870         21,564         21,351
-------------------------------------------------------------------------------------------------------------------------------
OTHER DEBT
Trust preferred securities                                    2,010          1,992          2,027          1,730          1,730
4.556% auto securitization financing, due
  September 30, 2008                                            944            945            945          1,022          1,022
Advances from the Federal Home Loan Bank                      2,387          2,387          2,387          2,387          1,387
Capitalized leases                                               26             30             34             34             35
Mortgage notes and other debt                                     7              7              7              7              7
-------------------------------------------------------------------------------------------------------------------------------
        Total other debt                                      5,374          5,361          5,400          5,180          4,181
-------------------------------------------------------------------------------------------------------------------------------
        Total                                               $33,140         33,043         31,975         31,910         30,350
===============================================================================================================================

TABLE 12
CHANGES IN STOCKHOLDERS' EQUITY

----------------------------------------------------------------------------------------------------------------------------

                                                Twelve
                                                Months                        2000                                      1999
                                                 Ended       ---------------------       -----------------------------------
                                              June 30,        SECOND         First        Fourth         Third        Second
(In millions)                                     2000       QUARTER       Quarter       Quarter       Quarter       Quarter
----------------------------------------------------------------------------------------------------------------------------
Balance, beginning of period                  $ 15,288        16,884        16,709        15,513        15,288        15,976
----------------------------------------------------------------------------------------------------------------------------
Comprehensive income
  Net income (loss)                                285        (2,199)          840           842           802           873
  Net unrealized loss on debt and
    equity securities                             (837)         (212)          (44)         (388)         (193)         (341)
----------------------------------------------------------------------------------------------------------------------------
       Total comprehensive income                 (552)       (2,411)          796           454           609           532
Purchases of common stock                         (458)         (132)         (221)          (83)          (22)         (854)
Common stock issued for
  Stock options and restricted stock               214            76            47            66            25           268
  Dividend reinvestment plan                        80            19            20            20            21            21
  Acquisitions                                   1,251            --            --         1,251            --            --
Deferred compensation, net                          (7)          (14)           11           (48)           44          (204)
Cash dividends paid                             (1,865)         (471)         (478)         (464)         (452)         (451)
----------------------------------------------------------------------------------------------------------------------------
Balance, end of period                        $ 13,951        13,951        16,884        16,709        15,513        15,288
============================================================================================================================

TABLE 13
CAPITAL RATIOS

--------------------------------------------------------------------------------------------------------------------------
                                                                         2000                                        1999
                                                    --------------------------  ------------------------------------------

                                                        SECOND          First         Fourth          Third         Second
(In millions)                                          QUARTER        Quarter        Quarter        Quarter        Quarter
--------------------------------------------------------------------------------------------------------------------------

CONSOLIDATED CAPITAL RATIOS(a)
Qualifying capital
  Tier 1 capital                                    $   13,452         14,422         14,204         13,117         12,612
  Total capital                                         21,385         22,191         21,810         20,922         20,540
Adjusted risk-weighted assets                          202,391        207,955        200,704        187,635        196,195
Adjusted leverage ratio assets                      $  251,895        242,869        238,082        224,497        219,208
Ratios
  Tier 1 capital                                          6.65%          6.94           7.08           6.99           6.43
  Total capital                                          10.57          10.67          10.87          11.15          10.47
  Leverage                                                5.34           5.94           5.97           5.84           5.75
STOCKHOLDERS' EQUITY TO ASSETS
  Quarter-end                                             5.41           6.66           6.60           6.62           6.66
  Average                                                 6.50%          6.68           6.85           6.68           7.01
==========================================================================================================================
BANK CAPITAL RATIOS
Tier 1 capital
  First Union National Bank                               7.16%          7.38           7.26           7.27           7.13
  First Union National Bank of Delaware(b)               12.02          11.43          10.83          11.56           9.41
Total capital
  First Union National Bank                              10.58          10.54          10.22          10.39          10.17
  First Union National Bank of Delaware(b)               14.05          12.45          11.89          12.73          10.98
Leverage
  First Union National Bank                               6.09           6.74           6.48           6.46           6.72
  First Union National Bank of Delaware(b)                8.20%          7.33           7.08           6.05           6.25
==========================================================================================================================

(a) Risk-based capital ratio guidelines require a minimum ratio of tier 1 capital to risk-weighted assets of 4.00 percent and a minimum ratio of total capital to risk-weighted assets of 8.00 percent. The minimum leverage ratio of tier 1 capital to adjusted average quarterly assets is from 3.00 percent to 4.00 percent.
(b) On June 26, 2000, First Union National Bank of Delaware was formed through the merger of First Union Bank of Delaware and First Union Home Equity Bank.

TABLE 14
UNREALIZED LOSSES IN CERTAIN FINANCIAL INSTRUMENTS

----------------------------------------------------------------------------------------------------------------------

                                                                                2000                             1999
                                                                ---------------------     ----------------------------

                                                                  SECOND        First      Fourth      Third    Second
(In millions)                                                    QUARTER      Quarter     Quarter    Quarter   Quarter
----------------------------------------------------------------------------------------------------------------------

SECURITIES PORTFOLIOS(a)
Securities available for sale(b)                                $ (1,901)     (1,559)     (1,431)     (833)     (528)
Investment securities                                                 48          46          51        70        83
----------------------------------------------------------------------------------------------------------------------
        Net unrealized losses - securities portfolios             (1,853)     (1,513)     (1,380)     (763)     (445)
Less unrealized losses in securities considered
  an economic hedge of mortgage servicing rights                     (39)        (34)        (79)      (56)      (45)
----------------------------------------------------------------------------------------------------------------------
        Net unrealized losses, net - securities portfolios        (1,814)     (1,479)     (1,301)     (707)     (400)
----------------------------------------------------------------------------------------------------------------------
OFF-BALANCE SHEET DERIVATIVE FINANCIAL
  INSTRUMENTS(A)
  Asset rate conversions(b)                                         (369)       (374)       (504)     (217)     (152)
  Liability rate conversions                                         161          23         338       256       273
  Rate sensitivity hedges                                             55          45           4        (7)       (6)
----------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                          (153)       (306)       (162)       32       115
Less unrealized gains (losses) in interest rate swaps
  designated as offsets to long-term fixed rate debt                (274)       (287)       (262)      (72)        8
----------------------------------------------------------------------------------------------------------------------
        Net unrealized gains (losses) - off-balance sheet
          derivative financial instruments                           121         (19)        100       104       107
----------------------------------------------------------------------------------------------------------------------
        Net unrealized losses                                   $ (1,693)     (1,498)     (1,201)     (603)     (293)
======================================================================================================================

(a) Additional information related to the securities portfolios can be found in Tables 15 and 16. Additional information related to off-balance sheet derivative financial instruments can be found in Tables 17, 18 and 19.
(b) As of June 30, 2000, March 31, 2000, December 31, 1999, and September 30, 1999, unrealized gains (losses) of $(45) million, $13 million, $14 million and $22 million, respectively, associated with $25.6 billion, $8.8 billion, $8.3 billion and $7.5 billion, respectively, of interest rate swaps that qualify as asset rate conversions of securities available for sale are included with the results of the securities available for sale portfolio.

TABLE 15
SECURITIES AVAILABLE FOR SALE

----------------------------------------------------------------------------------------------------------------------------

                                                                                                               JUNE 30, 2000
                               ---------------------------------------------------------------------------------------------

                                                                                   GROSS UNREALIZED                  AVERAGE
                                  1 YEAR       1-5      5-10  AFTER 10             ----------------    AMORTIZED    MATURITY
(In millions)                    OR LESS     YEARS     YEARS     YEARS     TOTAL    GAINS    LOSSES         COST    IN YEARS
-----------------------------------------------------------------------------------------------------------------------------
MARKET VALUE
U.S. Treasury                  $       1         1     1,542       439     1,983       --        91        2,074       11.81
U.S. Government agencies               4       160    26,481        --    26,645        5     1,346       27,986        8.59
Asset-backed                         567    10,503     5,743       540    17,353      207       532       17,678        5.97
State, county and municipal            -         2        41     1,487     1,530       19         6        1,517       28.35
Sundry                                88       587     2,738     2,567     5,980       40       197        6,137        8.93
----------------------------------------------------------------------------------------------------------------
        Total                  $     660    11,253    36,545     5,033    53,491      271     2,172       55,392        8.45
============================================================================================================================
MARKET VALUE
Debt securities                $     660    11,253    36,545     3,973    52,431      239     2,167       54,359
Equity securities                     --        --        --     1,060     1,060       32         5        1,033
----------------------------------------------------------------------------------------------------------------
        Total                  $     660    11,253    36,545     5,033    53,491      271     2,172       55,392
================================================================================================================
AMORTIZED COST
Debt securities                $     575    11,328    38,379     4,077    54,359
Equity securities                     --        --        --     1,033     1,033
--------------------------------------------------------------------------------
        Total                  $     575    11,328    38,379     5,110    55,392
================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                     5.58%     4.58      5.75      5.59      5.71
  U.S. Government agencies          5.91      7.24      6.60        --      6.60
  Asset-backed                      8.30      8.62      7.15      7.43      8.07
  State, county and municipal         --      8.25      7.24      9.19      9.14
  Sundry                            8.39      7.21      7.43      6.70      7.11
  Consolidated                      8.29%     8.53      6.71      7.39      7.16
================================================================================

         Included in "Sundry" are $3.4 billion of securities denominated in currencies other than the U.S. dollar. These securities had a weighted average maturity of 9.06 years and a weighted average yield of 6.87 percent. For comparative purposes, the weighted average U.S. dollar equivalent yield of these securities was 8.16 percent based on a weighted average funding cost differential of (1.29) percent.
         Included in "Asset-backed" are interest-only and residual certificates with a market value of $454 million; gross unrealized gains and losses of $91 million and $34 million, respectively; and an amortized cost of $397 million.
         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties. Average maturity excludes equity securities and money market funds.
         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
         At June 30, 2000, there were forward commitments to purchase securities at a cost which approximates a market value of $87 million, and commitments to sell securities at a cost which approximates a market value of $5 million.
         Gross gains and losses realized on the sale of debt securities for the six months ended June 30, 2000, were $2 million and $608 million, respectively, and gross gains realized on equity securities were $5 million.

TABLE 16
INVESTMENT SECURITIES

----------------------------------------------------------------------------------------------------------------------------

                                                                                                               JUNE 30, 2000
                                      --------------------------------------------------------------------------------------

                                                                                        GROSS UNREALIZED             AVERAGE
                                       1 YEAR     1-5       5-10  AFTER 10              ----------------   MARKET   MATURITY
(In millions)                         OR LESS   YEARS      YEARS     YEARS     TOTAL     GAINS   LOSSES     VALUE   IN YEARS
----------------------------------------------------------------------------------------------------------------------------
CARRYING VALUE
U.S. Treasury                           $ --       --          1       --          1        --       --         1      4.58
U.S. Government agencies                  22      259        783       --      1,064         4       23     1,045      5.27
CMOs                                      30        9         --       --         39        --        1        38      1.42
State, county and municipal               36      146        276      125        583        68       --       651      7.41
Sundry                                     2       21         --        2         25        --       --        25      2.55
-----------------------------------------------------------------------------------------------------------------
        Total                           $ 90      435      1,060      127      1,712        72       24     1,760      5.88
============================================================================================================================
MARKET VALUE
Debt securities                         $ 90      444      1,080      146      1,760
====================================================================================
WEIGHTED AVERAGE
  YIELD
  U.S. Treasury                           --%      --       4.77       --       4.77
  U.S. Government agencies              7.02     7.76       6.64       --       6.92
  CMOs                                  8.44     7.03         --       --       8.10
  State, county and municipal           9.02    10.39      12.06    11.29      11.29
  Sundry                                7.39     6.96         --     6.63       6.97
  Consolidated                          8.29%    8.59       8.05    11.23       8.43
====================================================================================

         Expected maturities may differ from contractual maturities because issuers may have the right to call or prepay obligations with or without call or prepayment penalties.
         Yields related to securities exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates.
         There were no commitments to purchase or sell investment securities at June 30, 2000.
         There were no gains or losses realized on repurchase agreement underdeliveries and calls of investment securities for the six months ended June 30, 2000.

TABLE 17
OFF-BALANCE SHEET DERIVATIVE FINANCIAL INSTRUMENTS (a)

-------------------------------------------------------------------------------------------------------------------------

                                                                                                            JUNE 30, 2000
                                                   ----------------------------------------------------------------------
                                                                                GROSS UNREALIZED                  AVERAGE
                                                      NOTIONAL    CARRYING     -----------------     MARKET   MATURITY IN
(In millions)                                           AMOUNT   AMOUNT (f)     GAINS     LOSSES      VALUE      YEARS (g)
-------------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS (b)
Interest rate swaps                                $    76,473          (4)       229        312        (87)         5.98
Options (c)                                              6,553         117         --        330       (213)         7.95
Futures                                                     82          --         --          1         (1)         0.25
-----------------------------------------------------------------------------------------------------------
        Total asset rate conversions               $    83,108         113        229        643       (301)         6.13
=========================================================================================================================
LIABILITY RATE CONVERSIONS (d)
Interest rate swaps                                $    41,979          32        541        481         92          5.73
Options (c)                                             17,320          78        101          1        178          1.28
Futures                                                 96,956          --         12         11          1          0.25
-----------------------------------------------------------------------------------------------------------
        Total liability rate conversions           $   156,255         110        654        493        271          1.84
=========================================================================================================================
RATE SENSITIVITY HEDGES (e)
Basis swaps                                        $       706          --         --         --         --          2.68
Options (c)                                              9,743          81         12         --         93          0.69
Futures                                                 37,089          --         42         --         42          0.25
Options on futures                                       2,000          --          1         --          1          0.22
-----------------------------------------------------------------------------------------------------------
        Total rate sensitivity hedges              $    49,538          81         55         --        136          0.37
=========================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Off-balance sheet derivative financial instruments with a notional amount of $57.5 billion at June 30, 2000, primarily convert floating rate loans to fixed rate. The notional amount includes $29.2 billion of interest rate swaps maturing in December 2000 that are extendible at the option of the counterparty as a $7.5 billion forward-starting swap that is an asset rate conversion and which matures in 2012. In addition, at June 30, 2000, interest rate swaps with a notional amount of $25.6 billion, including $17.0 billion of forward-starting swaps, are rate conversions of securities available for sale.
(c) Includes purchased interest rate floors, caps and collars and purchased options on swaps.
(d) Off-balance sheet derivative financial instruments with a notional amount of $23.6 billion at June 30, 2000, convert fixed rate liabilities, primarily CD's, long-term debt and bank notes, to floating rate. The 2000 notional amount of $23.6 billion includes $12.4 billion of interest rate swaps that decline on a quarterly basis through December 2000, based on the estimated decline in the balance of the designated fixed rate liabilities, to $6.0 billion which matures in 2009. Off-balance sheet derivative financial instruments with a notional amount of $132.6 billion convert or hedge floating rate liabilities. Of this amount, $18.5 billion are forward-starting swaps that convert floating rate liabilities, primarily deposits and long-term debt, to fixed rate, and $97.0 billion are futures that hedge floating rate liabilities, primarily short-term and long-term debt.
(e) Off-balance sheet derivative financial instruments designated as rate sensitivity hedges are primarily used to modify the interest rate characteristics of pay-variable interest rate swaps under asset rate conversions or liability rate conversions.
(f) Carrying amount includes accrued interest receivable or payable and unamortized premiums.
(g) Estimated maturity approximates average life.

TABLE 18
OFF-BALANCE SHEET DERIVATIVES - EXPECTED MATURITIES (a)

-----------------------------------------------------------------------------------------------------------------------

                                                                                                          June 30, 2000
                                                    -------------------------------------------------------------------
                                                      1 YEAR        1 -2        2 -5       5 -10   AFTER 10
(In millions)                                        OR LESS       YEARS       YEARS       YEARS      YEARS       TOTAL
-----------------------------------------------------------------------------------------------------------------------
ASSET RATE CONVERSIONS
Notional amount - swaps                           $   27,753       1,835       3,737      16,653     26,495      76,473
Notional amount - other                                   14          76         263       6,282         --       6,635
Weighted average receive rate (b)                       7.03%       6.39        6.82        6.98       7.13        7.03
Weighted average pay rate (b)                           6.24%       6.39        6.59        6.55       6.39        6.36
Estimated fair value                              $      (56)        (18)        (24)       (151)       (52)       (301)
-----------------------------------------------------------------------------------------------------------------------
LIABILITY RATE CONVERSIONS
Notional amount - swaps                           $    7,680         500       3,350      21,319      9,130      41,979
Notional amount - other                               78,517      35,439         320          --         --     114,276
Weighted average receive rate (b)                       6.67%       7.50        6.89        6.53       7.46        6.72
Weighted average pay rate (b)                           6.19%       6.82        6.83        6.29       6.83        6.38
Estimated fair value                              $      (11)        112         (21)        142         49         271
-----------------------------------------------------------------------------------------------------------------------
RATE SENSITIVITY HEDGES
Notional amount - swaps                           $       82         178         264         182         --         706
Notional amount - other                               46,589       2,243          --          --         --      48,832
Weighted average receive rate (b)                       6.65%       6.65        6.07        6.07         --        6.29
Weighted average pay rate (b)                           6.34%       6.34        6.14        6.14         --        6.21
Estimated fair value                              $      117          19          --          --         --         136
=======================================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.
(b) Weighted average receive and pay rates include the impact of currently effective interest rate swaps and basis swaps only, and therefore, they exclude the impact of forward-starting interest rate swaps. Substantially all of the currently effective interest rate swaps are receive-fixed/pay-variable with pay rates generally based on one-to-six month LIBOR, and they are the pay rates in effect at June 30, 2000.

TABLE 19
OFF-BALANCE SHEET DERIVATIVES ACTIVITY (a)

-------------------------------------------------------------------------------------------------------------

                                                                 Asset    Liability          Rate
                                                                  Rate         Rate   Sensitivity
(In millions)                                              Conversions  Conversions        Hedges       Total
-------------------------------------------------------------------------------------------------------------
Balance, December 31, 1999                                 $    57,551       74,158        58,571     190,280
Additions                                                       17,389      121,478        64,940     203,807
Maturities and amortizations                                    (1,239)     (20,681)      (63,767)    (85,687)
Terminations and redesignations, net                             9,407      (18,700)      (10,206)    (19,499)
-------------------------------------------------------------------------------------------------------------
Balance, June 30, 2000                                     $    83,108      156,255        49,538     288,901
=============================================================================================================

(a) Includes only off-balance sheet derivative financial instruments related to interest rate risk management activities.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

--------------------------------------------------------------------------------------------------------------------------------

                                                                      SECOND QUARTER 2000                     FIRST QUARTER 2000
                                                        ---------------------------------    -----------------------------------
                                                                                  AVERAGE                                Average
                                                                     INTEREST       RATES                  Interest        Rates
                                                           AVERAGE    INCOME/     EARNED/       Average     Income/      Earned/
(In millions)                                             BALANCES    EXPENSE        PAID      Balances     Expense         Paid
---------------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                          $      977         13        5.52%   $      666           7         4.40%
Federal funds sold and securities
  purchased under resale agreements                          9,318        132        5.72         9,555         129         5.40
Trading account assets (a)                                  12,950        220        6.83        11,326         193         6.84
Securities available for sale (a)                           54,340      1,000        7.37        52,682         943         7.16
Investment securities (a)
  U.S. Government and other                                  1,095         19        6.90         1,100          19         6.92
  State, county and municipal                                  592         16       10.56           607          16        10.57
-----------------------------------------------------------------------------                ----------------------
        Total investment securities                          1,687         35        8.18         1,707          35         8.22
-----------------------------------------------------------------------------                ----------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural                  54,486      1,251        9.22        52,809       1,174         8.95
    Real estate - construction and other                     2,458         52        8.49         2,406          48         8.08
    Real estate - mortgage                                   9,302        195        8.44         8,979         183         8.19
    Lease financing                                          5,123        153       11.90         5,213         160        12.29
    Foreign                                                  4,582         80        7.08         4,532          74         6.56
-----------------------------------------------------------------------------                ----------------------
        Total commercial                                    75,951      1,731        9.15        73,939       1,639         8.92
-----------------------------------------------------------------------------                ----------------------
  Retail
    Real estate - mortgage                                  25,760        469        7.28        27,551         499         7.24
    Installment loans - Bankcard                             1,839         55       12.05         1,822          67        14.62
    Installment loans - other and vehicle leasing           29,064        685        9.46        28,169         652         9.31
-----------------------------------------------------------------------------                ----------------------
        Total retail                                        56,663      1,209        8.55        57,542       1,218         8.49
-----------------------------------------------------------------------------                ----------------------
        Total loans                                        132,614      2,940        8.90       131,481       2,857         8.73
-----------------------------------------------------------------------------                ----------------------
Other earning assets                                         8,175        177        8.66         8,337         172         8.29
-----------------------------------------------------------------------------                ----------------------
        Total earning assets                               220,061      4,517        8.24       215,754       4,336         8.06
                                                                     ====================                  =====================
Cash and due from banks                                      7,830                                8,078
Other assets                                                27,692                               24,458
------------------------------------------------------------------                           ----------
        Total assets                                    $  255,583                           $  248,290
==================================================================                           ==========
LIABILITIES AND STOCKHOLDERS'
  EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                                38,940        283        2.92        39,830         289         2.92
    Money market accounts                                   14,959        154        4.13        15,564         151         3.89
    Other consumer time                                     35,386        478        5.43        33,991         423         5.00
    Foreign                                                  8,795        130        5.92         9,125         123         5.44
    Other time                                              14,153        240        6.82        13,224         209         6.37
-----------------------------------------------------------------------------                ----------------------
        Total interest-bearing deposits                    112,233      1,285        4.60       111,734       1,195         4.30
  Federal funds purchased and securities
    sold under repurchase agreements                        36,762        552        6.04        35,286         482         5.50
  Commercial paper                                           3,308         49        6.03         2,996          42         5.56
  Other short-term borrowings                               11,096        149        5.37         9,100         115         5.09
  Long-term debt                                            33,555        552        6.58        32,564         513         6.30
-----------------------------------------------------------------------------                ----------------------
        Total interest-bearing liabilities                 196,954      2,587        5.28       191,680       2,347         4.92
                                                                     ====================                  =====================
  Noninterest-bearing deposits                              28,971                               28,687
  Other liabilities                                         13,044                               11,340
  Stockholders' equity                                      16,614                               16,583
------------------------------------------------------------------                           ----------
         Total liabilities and stockholders' equity     $  255,583                           $  248,290
==================================================================                           ==========
Interest income and rate earned                                      $  4,517        8.24%                 $  4,336         8.06%
Interest expense and equivalent rate paid                               2,587        4.73                     2,347         4.37
-----------------------------------------------------------------------------------------                  ---------------------
Net interest income and margin (c)                                   $  1,930        3.51%                 $  1,989         3.69%
=========================================================================================                  =====================

(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.

------------------------------------------------------------------------------------------------------------------------

               FOURTH QUARTER 1999                          THIRD QUARTER 1999                       SECOND QUARTER 1999
----------------------------------         -----------------------------------       -----------------------------------
                           Average                                     Average                                   Average
              Interest       Rates                       Interest        Rates                      Interest       Rates
   Average     Income/     Earned/            Average     Income/      Earned/          Average      Income/     Earned/
  Balances     Expense        Paid           Balances     Expense         Paid         Balances      Expense        Paid
------------------------------------------------------------------------------------------------------------------------
$      859           8        3.62%        $      593           7         4.43%      $      574            7        4.27%

    10,260         136        5.24              8,545         107         4.97            7,989           93        4.68
    11,201         185        6.58             10,182         167         6.52            9,141          139        6.09
    51,024         902        7.07             46,798         813         6.96           38,996          646        6.63

     1,121          19        6.82              1,100          18         6.62            1,192           19        6.50
       654          18       10.72                695          19        10.62              719           19       10.59
----------------------                     ----------------------                    -----------------------
     1,775          37        8.26              1,795          37         8.17            1,911           38        8.03
----------------------                     ----------------------                    -----------------------


    53,395       1,152        8.57             51,331       1,036         8.01           52,714        1,013        7.71
     2,655          53        7.88              2,654          50         7.59            2,668           50        7.44
     8,472         171        8.00              8,421         166         7.80            8,446          159        7.56
     5,214         164       12.53              4,904         154        12.57            4,956          161       13.03
     4,684          75        6.37              4,695          69         5.82            4,223           65        6.17
----------------------                     ----------------------                    -----------------------
    74,420       1,615        8.62             72,005       1,475         8.14           73,007        1,448        7.95
----------------------                     ----------------------                    -----------------------

    27,253         483        7.09             25,002         439         7.03           21,822          382        6.99
     1,743          54       12.26              2,169          74        13.64            2,620           89       13.73
    27,803         650        9.30             28,158         642         9.08           33,703          739        8.78
----------------------                     ----------------------                    -----------------------
    56,799       1,187        8.33             55,329       1,155         8.33           58,145        1,210        8.33
----------------------                     ----------------------                    -----------------------
   131,219       2,802        8.49            127,334       2,630         8.22          131,152        2,658        8.12
----------------------                     ----------------------                    -----------------------
     5,346          99        7.43              4,100          79         7.60            4,172           76        7.31
----------------------                     ----------------------                    -----------------------
   211,684       4,169        7.84            199,347       3,840         7.67          193,935        3,657        7.55
              ====================                       =====================                      ====================
     8,584                                      8,477                                     9,544
    23,272                                     21,338                                    20,477
----------                                 ----------                                ----------
$  243,540                                 $  229,162                                $  223,956
==========                                 ==========                                ==========



    36,761         283        3.07             37,254         266         2.82           37,839          242        2.57
    19,493         162        3.29             20,087         159         3.14           20,131          153        3.06
    33,047         399        4.79             32,600         407         4.95           33,500          421        5.04
     6,446          79        4.83              5,345          62         4.60            5,167           58        4.46
    11,674         179        6.10              7,545         112         5.91            5,293           80        6.05
----------------------                     ----------------------                    -----------------------
   107,421       1,102        4.07            102,831       1,006         3.88          101,930          954        3.75

    34,689         454        5.19             29,940         357         4.73           28,688          332        4.64
     2,532          33        5.19              2,287          28         4.83            2,087           23        4.42
     9,414         119        5.00              7,973         105         5.26            8,117          101        4.98
    32,623         490        6.00             31,112         434         5.59           27,129          369        5.44
----------------------                     ----------------------                    -----------------------
   186,679       2,198        4.68            174,143       1,930         4.41          167,951        1,779        4.24
              ====================                       =====================                      ====================
    29,559                                     30,593                                    31,862
    10,616                                      9,127                                     8,442
    16,686                                     15,299                                    15,701
----------                                 ----------                                ----------
$  243,540                                 $  229,162                                $  223,956
==========                                 ==========                                ==========
              $  4,169        7.84%                      $  3,840         7.67%                     $  3,657        7.55%
                 2,198        4.12                          1,930         3.85                         1,779        3.67
              --------------------                       ---------------------                      --------------------
              $  1,971        3.72%                      $  1,910         3.82%                     $  1,878        3.88%
              ====================                       =====================                      ====================


(c) The net interest margin includes (in basis points): 27, 27, 23, 24 and 19 for the quarters ended June 30, 2000, March 31, 2000, December 31, 1999, September 30, 1999 and June 30, 1999, respectively, related to net interest income from off-balance sheet derivative transactions.

FIRST UNION CORPORATION
NET INTEREST INCOME SUMMARIES

---------------------------------------------------------------------------------------------------------------------------

                                                                SIX MONTHS ENDED 2000                  SIX MONTH ENDED 1999
                                                     --------------------------------      --------------------------------
                                                                              AVERAGE                               Average
                                                                  INTEREST      RATES                  Interest       Rates
                                                       AVERAGE     INCOME/    EARNED/        Average    Income/     Earned/
(In millions)                                         BALANCES     EXPENSE      PAID        Balances    Expense        Paid
---------------------------------------------------------------------------------------------------------------------------
ASSETS
Interest-bearing bank balances                       $     822          20      5.07%      $     946         24        5.07%
Federal funds sold and securities
  purchased under resale agreements                      9,436         261      5.56           9,651        216        4.52
Trading account assets (a)                              12,138         413      6.84           8,566        257        6.03
Securities available for sale (a)                       53,511       1,943      7.27          38,537      1,274        6.61
Investment securities (a)
  U.S. Government and other                              1,097          38      6.91           1,216         41        6.74
  State, county and municipal                              600          32     10.56             727         38       10.57
--------------------------------------------------------------------------                 --------------------
        Total investment securities                      1,697          70      8.20           1,943         79        8.17
--------------------------------------------------------------------------                 --------------------
Loans (a) (b)
  Commercial
    Commercial, financial and agricultural              53,647       2,425      9.09          53,064      2,009        7.63
    Real estate - construction and other                 2,432         100      8.29           2,640         99        7.52
    Real estate - mortgage                               9,141         378      8.32           8,489        326        7.75
    Lease financing                                      5,168         313     12.10           4,874        311       12.77
    Foreign                                              4,557         154      6.82           4,308        129        6.05
--------------------------------------------------------------------------                 --------------------
        Total commercial                                74,945       3,370      9.04          73,375      2,874        7.89
--------------------------------------------------------------------------                 --------------------
  Retail
    Real estate - mortgage                              26,655         968      7.26          20,697        739        7.14
    Installment loans - Bankcard                         1,831         122     13.33           2,635        177       13.47
    Installment loans - other and vehicle leasing       28,617       1,337      9.38          33,608      1,472        8.80
--------------------------------------------------------------------------                 --------------------
        Total retail                                    57,103       2,427      8.52          56,940      2,388        8.41
--------------------------------------------------------------------------                 --------------------
        Total loans                                    132,048       5,797      8.81         130,315      5,262        8.12
--------------------------------------------------------------------------                 --------------------
Other earning assets                                     8,256         349      8.47           4,305        148        6.92
--------------------------------------------------------------------------                 --------------------
        Total earning assets                           217,908       8,853      8.15         194,263      7,260        7.51
                                                                  ==================                   ====================
Cash and due from banks                                  7,954                                 9,837
Other assets                                            26,074                                20,088
--------------------------------------------------------------                            ----------
        Total assets                                $  251,936                            $  224,188
==============================================================                            ==========
LIABILITIES AND STOCKHOLDERS' EQUITY
  Interest-bearing deposits
    Savings and NOW accounts                            39,385         572      2.92          37,896        486       2.59
    Money market accounts                               15,262         305      4.01          20,276        310       3.08
    Other consumer time                                 34,688         901      5.22          34,302        869       5.11
    Foreign                                              8,960         253      5.68           5,205        118       4.59
    Other time                                          13,688         449      6.60           5,413        163       6.04
--------------------------------------------------------------------------                ---------------------
        Total interest-bearing deposits                111,983       2,480      4.45         103,092      1,946       3.81
  Federal funds purchased and securities
    sold under repurchase agreements                    36,024       1,034      5.77          27,741        641       4.66
  Commercial paper                                       3,152          91      5.81           2,034         46       4.57
  Other short-term borrowings                           10,098         264      5.24           9,690        236       4.91
  Long-term debt                                        33,060       1,065      6.44          25,557        702       5.49
--------------------------------------------------------------------------                ---------------------
        Total interest-bearing liabilities             194,317       4,934      5.10         168,114      3,571       4.28
                                                                  ==================                   ===================
  Noninterest-bearing deposits                          28,829                                31,929
  Other liabilities                                     12,191                                 8,275
  Stockholders' equity                                  16,599                                15,870
--------------------------------------------------------------                           -----------
         Total liabilities and stockholders' equity $  251,936                           $   224,188
==============================================================                           ===========
Interest income and rate earned                                   $  8,853      8.15%                  $  7,260       7.51%
Interest expense and equivalent rate paid                            4,934      4.55                      3,571       3.70
------------------------------------------------------------------------------------                   -------------------
Net interest income and margin (c)                                $  3,919      3.60%                  $  3,689       3.81%
====================================================================================                   ===================


(a) Yields related to securities and loans exempt from federal and state income taxes are stated on a fully tax-equivalent basis. They are reduced by the nondeductible portion of interest expense, assuming a federal tax rate of 35 percent and applicable state tax rates. Lease financing amounts include related deferred income taxes.
(b) The loan averages are stated net of unearned income, and the averages include loans on which the accrual of interest has been discontinued.
(c) The net interest margin includes (in basis points): 27 and 18 for the six months ended June 30, 2000 and June 30, 1999, respectively, related to net interest income from off-balance sheet derivative transactions.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

-------------------------------------------------------------------------------------------------------------------------------

                                                                             2000                                         1999
                                                        --------------------------        -------------------------------------

                                                           SECOND           First          Fourth         Third          Second
(In millions, except per share data)                      QUARTER          Quarter        Quarter        Quarter        Quarter
-------------------------------------------------------------------------------------------------------------------------------
ASSETS
Cash and due from banks                                 $     8,028          7,854         10,081          6,987          8,143
Interest-bearing bank balances                                1,913          1,037          1,073            647            335
Federal funds sold and securities purchased
  under resale agreements                                     9,054          8,206         11,523          8,561          8,373
-------------------------------------------------------------------------------------------------------------------------------
        Total cash and cash equivalents                      18,995         17,097         22,677         16,195         16,851
-------------------------------------------------------------------------------------------------------------------------------
Trading account assets                                       18,237         17,076         14,946         13,806         12,244
Securities available for sale                                53,491         50,421         51,277         48,695         45,659
Investment securities                                         1,712          1,668          1,758          1,760          1,871
Loans, net of unearned income                               128,359        135,803        133,177        131,482        129,571
  Allowance for loan losses                                  (1,706)        (1,760)        (1,757)        (1,759)        (1,785)
-------------------------------------------------------------------------------------------------------------------------------
        Loans, net                                          126,653        134,043        131,420        129,723        127,786
-------------------------------------------------------------------------------------------------------------------------------
Premises and equipment                                        5,211          5,171          5,180          5,024          5,080
Due from customers on acceptances                               839            842            995            807            883
Goodwill and other intangible assets                          3,736          5,581          5,626          4,842          4,934
Other assets                                                 29,120         21,749         19,145         13,556         14,144
-------------------------------------------------------------------------------------------------------------------------------
        Total assets                                    $   257,994        253,648        253,024        234,408        229,452
===============================================================================================================================
LIABILITIES AND STOCKHOLDERS' EQUITY
Deposits
  Noninterest-bearing deposits                               30,229         29,885         31,375         28,737         31,703
  Interest-bearing deposits                                 114,635        110,005        109,672        105,166        101,900
-------------------------------------------------------------------------------------------------------------------------------
        Total deposits                                      144,864        139,890        141,047        133,903        133,603
Short-term borrowings                                        50,883         49,389         50,107         41,834         39,262
Bank acceptances outstanding                                    847            847            995            807            883
Other liabilities                                            14,309         13,595         12,191         10,441         10,066
Long-term debt                                               33,140         33,043         31,975         31,910         30,350
-------------------------------------------------------------------------------------------------------------------------------
        Total liabilities                                   244,043        236,764        236,315        218,895        214,164
-------------------------------------------------------------------------------------------------------------------------------
STOCKHOLDERS' EQUITY
Preferred stock                                                  --             --             --             --             --
Common stock, $3.33-1/3 par value;
  authorized 2 billion shares                                 3,288          3,280          3,294          3,195          3,188
Paid-in capital                                               6,066          6,021          5,980          4,808          4,644
Retained earnings                                             5,783          8,557          8,365          8,052          7,805
Accumulated other comprehensive income, net                  (1,186)          (974)          (930)          (542)          (349)
-------------------------------------------------------------------------------------------------------------------------------
        Total stockholders' equity                           13,951         16,884         16,709         15,513         15,288
-------------------------------------------------------------------------------------------------------------------------------
        Total liabilities and stockholders' equity      $   257,994        253,648        253,024        234,408        229,452
===============================================================================================================================
MEMORANDA
Securities available for sale - amortized cost          $    55,392         51,980         52,708         49,528         46,187
Investment securities - market value                    $     1,760          1,714          1,809          1,830          1,954
Shares outstanding (In thousands)                           986,394        984,148        988,315        958,440        956,286
===============================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

----------------------------------------------------------------------------------------------------------------------------------

                                                                                  2000                                       1999
                                                             --------------------------        -----------------------------------

                                                                SECOND            First          Fourth        Third      Second
(In millions, except per share data)                           QUARTER           Quarter        Quarter       Quarter     Quarter
----------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                   $     2,929          2,848          2,792         2,615         2,638
Interest and dividends on securities available for sale              993            936            895           809           641
Interest and dividends on investment securities                       30             30             31            31            32
Trading account interest                                             218            191            182           164           137
Other interest income                                                322            308            243           193           176
----------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                      4,492          4,313          4,143         3,812         3,624
----------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                               1,285          1,195          1,102         1,006           954
Interest on short-term borrowings                                    750            639            606           490           456
Interest on long-term debt                                           552            513            490           434           369
----------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                     2,587          2,347          2,198         1,930         1,779
----------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                1,905          1,966          1,945         1,882         1,845
Provision for loan losses                                            493            192            173           175           180
----------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                1,412          1,774          1,772         1,707         1,665
----------------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                             447            486            513           487           503
Commissions                                                          375            468            398           207           205
Fiduciary and asset management fees                                  374            366            353           307           296
Advisory, underwriting and other Capital Markets fees                182            209            205           130           184
Principal investing                                                  185            203            210           176            60
Other income                                                      (1,166)           110            158           133           458
----------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                   397          1,842          1,837         1,440         1,706
----------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                     1,396          1,429          1,310         1,092         1,130
Occupancy                                                            155            157            148           126           130
Equipment                                                            210            214            215           193           182
Advertising                                                           31             30             48            61            64
Communications and supplies                                          123            125            135           106           117
Professional and consulting fees                                      82             71             79            59            83
Goodwill and other intangible amortization                           100            102            105            95            95
Restructuring charges                                              2,110             (5)             6            --            --
Sundry expense                                                       296            259            314           208           252
----------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                  4,503          2,382          2,360         1,940         2,053
----------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits)                      (2,694)         1,234          1,249         1,207         1,318
Income taxes (benefits)                                             (495)           394            407           405           445
----------------------------------------------------------------------------------------------------------------------------------
        Net income (loss)                                    $    (2,199)           840            842           802           873
==================================================================================================================================
PER SHARE DATA
Basic earnings                                               $     (2.27)          0.86           0.86          0.84          0.92
Diluted earnings                                                   (2.27)          0.85           0.86          0.84          0.90
Cash dividends                                               $      0.48           0.48           0.47          0.47          0.47
AVERAGE SHARES (IN THOUSANDS)
Basic                                                            969,707        972,174        976,377       946,802       954,548
Diluted                                                          981,940        984,095        984,537       953,964       961,793
==================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (LOSS)

---------------------------------------------------------------------------------------------------------

                                                                                         Six Months Ended
                                                                                                 June 30,
                                                                              ---------------------------

(In millions, except per share data)                                                 2000            1999
---------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                    $     5,777           5,222
Interest and dividends on securities available for sale                             1,929           1,265
Interest and dividends on investment securities                                        60              67
Trading account interest                                                              409             254
Other interest income                                                                 630             388
---------------------------------------------------------------------------------------------------------
        Total interest income                                                       8,805           7,196
---------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                2,480           1,946
Interest on short-term borrowings                                                   1,389             923
Interest on long-term debt                                                          1,065             702
---------------------------------------------------------------------------------------------------------
        Total interest expense                                                      4,934           3,571
---------------------------------------------------------------------------------------------------------
Net interest income                                                                 3,871           3,625
Provision for loan losses                                                             685             344
---------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                 3,186           3,281
---------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                              933             987
Commissions                                                                           843             409
Fiduciary and asset management fees                                                   740             578
Advisory, underwriting and other Capital Markets fees                                 391             367
Principal investing                                                                   388             206
Other income                                                                       (1,056)          1,109
---------------------------------------------------------------------------------------------------------
        Total fee and other income                                                  2,239           3,656
---------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                      2,825           2,314
Occupancy                                                                             312             272
Equipment                                                                             424             385
Advertising                                                                            61             125
Communications and supplies                                                           248             240
Professional and consulting fees                                                      153             149
Goodwill and other intangible amortization                                            202             191
Restructuring charges                                                               2,105             398
Sundry expense                                                                        555             488
---------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                   6,885           4,562
---------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits)                                       (1,460)          2,375
Income taxes (benefits)                                                              (101)            796
---------------------------------------------------------------------------------------------------------
        Net income (loss)                                                     $    (1,359)          1,579
=========================================================================================================
PER SHARE DATA
Basic earnings                                                                $     (1.41)           1.65
Diluted earnings                                                                    (1.41)           1.63
Cash dividends                                                                $      0.96            0.94
AVERAGE SHARES (IN THOUSANDS)
Basic                                                                             970,940         957,191
Diluted                                                                           983,147         964,963
=========================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS

---------------------------------------------------------------------------------------------------------------------------------

                                                                                                                 Six Months Ended
                                                                                                                            June,
                                                                                                      ---------------------------

(In millions)                                                                                               2000             1999
---------------------------------------------------------------------------------------------------------------------------------
OPERATING ACTIVITIES
Net income (loss)                                                                                     $   (1,359)           1,579
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities
  Accretion and amortization of securities discounts and premiums, net                                       130              204
  Provision for loan losses                                                                                  685              344
  Securitization gains                                                                                       277             (456)
  Gain on sale of mortgage servicing rights                                                                   (5)             (38)
  Securities available for sale transactions                                                                 601              (24)
  Depreciation, goodwill and other amortization                                                              635              564
  Goodwill impairments                                                                                     1,754               --
  Trading account assets, net                                                                             (3,291)          (3,983)
  Mortgage loans held for resale                                                                             795              861
  Gain on sales of premises and equipment                                                                     (6)              (3)
  Other assets, net                                                                                       (1,967)           4,994
  Other liabilities, net                                                                                   2,118           (1,989)
---------------------------------------------------------------------------------------------------------------------------------
        Net cash provided by operating activities                                                            367            2,053
---------------------------------------------------------------------------------------------------------------------------------
INVESTING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of securities available for sale                                                                   1,337           15,750
  Maturities of securities available for sale                                                              2,033            2,563
  Purchases of securities available for sale                                                              (5,290)         (18,758)
  Calls and underdeliveries of investment securities                                                          23               --
  Maturities of investment securities                                                                        157              284
  Purchases of investment securities                                                                        (135)            (134)
  Origination of loans, net                                                                               (6,208)          (6,964)
  Sales of premises and equipment                                                                             63              122
  Purchases of premises and equipment                                                                       (421)            (440)
  Goodwill and other intangible assets, net                                                                  (66)             (89)
  Purchase of bank-owned separate account life insurance                                                     (57)             (27)
---------------------------------------------------------------------------------------------------------------------------------
        Net cash used by investing activities                                                             (8,564)          (7,693)
---------------------------------------------------------------------------------------------------------------------------------
FINANCING ACTIVITIES
Increase (decrease) in cash realized from
  Sales of deposits, net                                                                                   3,817           (8,864)
  Securities sold under repurchase agreements and other short-term borrowings, net                           776           (2,176)
  Issuances of long-term debt                                                                              7,239            9,310
  Payments of long-term debt                                                                              (6,074)          (1,909)
  Sales of common stock                                                                                       59              102
  Purchases of common stock                                                                                 (353)          (1,708)
  Cash dividends paid                                                                                       (949)            (901)
---------------------------------------------------------------------------------------------------------------------------------
        Net cash provided (used) by financing activities                                                   4,515           (6,146)
---------------------------------------------------------------------------------------------------------------------------------
        Decrease in cash and cash equivalents                                                             (3,682)         (11,786)
        Cash and cash equivalents, beginning of year                                                      22,677           28,637
---------------------------------------------------------------------------------------------------------------------------------
        Cash and cash equivalents, end of period                                                      $   18,995           16,851
=================================================================================================================================
NONCASH ITEMS
Transfer to securities available for sale from trading account assets                                 $       --            1,498
Transfer to securities available for sale from loans                                                       2,829            7,622
Transfer to other assets from securities available for sale                                                1,335               --
Transfer to other assets from loans                                                                        7,182               --
Transfer to foreclosed properties from loans                                                          $        2                5
=================================================================================================================================

FIRST UNION
CORPORATION
AND SUBSIDIARIES



SUPPLEMENTAL FINANCIAL INFORMATION
OPERATING EARNINGS
SIX MONTHS ENDED JUNE 30, 2000

SECOND QUARTER 2000

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED CONDENSED STATEMENT OF INCOME (LOSS)

---------------------------------------------------------------------------------------------------------------------------------

                                                            THREE MONTHS ENDED JUNE 30, 2000       SIX MONTHS ENDED JUNE 30, 2000
                                                      --------------------------------------    ---------------------------------

                                                                RESTRUCTURING                            RESTRUCTURING
                                                      OPERATING     AND OTHER           AS     OPERATING     AND OTHER        AS
(In millions)                                          EARNINGS       CHARGES      REPORTED     EARNINGS       CHARGES   REPORTED
---------------------------------------------------------------------------------------------------------------------------------
Net interest income                                    $  1,905            --         1,905        3,871            --      3,871
Provision for loan losses                                   228           265           493          420           265        685
---------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses       1,677          (265)        1,412        3,451          (265)     3,186
---------------------------------------------------------------------------------------------------------------------------------
Fee and other income
  Service charges and fees                                  491           (44)          447          977           (44)       933
  Other income
    Security transactions - portfolio                        (4)         (578)         (582)         (23)         (578)      (601)
    Asset sales and securitization                           42          (389)         (347)         112          (389)      (277)
    Other income                                          1,217          (338)          879        2,522          (338)     2,184
---------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                        1,746        (1,349)          397        3,588        (1,349)     2,239
---------------------------------------------------------------------------------------------------------------------------------
Noninterest expense
  Restructuring charges                                      --         2,110         2,110           --         2,105      2,105
  Other noninterest expense                               2,366            27         2,393        4,753            27      4,780
---------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                         2,366         2,137         4,503        4,753         2,132      6,885
---------------------------------------------------------------------------------------------------------------------------------
Income (loss) before income taxes (benefits)              1,057        (3,751)       (2,694)       2,286        (3,746)    (1,460)
Income taxes (benefits)                                     343          (838)         (495)         734          (835)      (101)
---------------------------------------------------------------------------------------------------------------------------------
        Net income (loss)                              $    714        (2,913)       (2,199)       1,552        (2,911)    (1,359)
=================================================================================================================================
Diluted earnings per share                             $   0.73         (3.00)        (2.27)        1.58         (2.99)     (1.41)
=================================================================================================================================


FIRST UNION CORPORATION AND SUBSIDIARIES
RESTRUCTURING AND OTHER CHARGES

---------------------------------------------------------------------------------------------------------------------------------
                                                                                                                            THREE
                                                                                                                           MONTHS
                                                                                                                            ENDED
                                                                                                                         JUNE 30,
(In millions)                                                                                                                2000
---------------------------------------------------------------------------------------------------------------------------------
RESTRUCTURING CHARGES
Employee termination benefits                                                                                             $   135
Occupancy                                                                                                                      93
Goodwill impairment (non-cash)                                                                                              1,754
Other asset impairments                                                                                                        35
Contract cancellations                                                                                                         80
Other                                                                                                                           2
---------------------------------------------------------------------------------------------------------------------------------
        Total                                                                                                               2,099
EVEREN merger-related charges                                                                                                  11
---------------------------------------------------------------------------------------------------------------------------------
        Total restructuring charges                                                                                         2,110
---------------------------------------------------------------------------------------------------------------------------------
OTHER CHARGES
June 2000 strategic repositioning
  Provision for loan losses                                                                                                   265
  Service charges and fees                                                                                                     44
  Other income                                                                                                              1,305
  Other noninterest expense                                                                                                    27
---------------------------------------------------------------------------------------------------------------------------------
        Total other charges                                                                                                 1,641
---------------------------------------------------------------------------------------------------------------------------------
        Total restructuring and other charges                                                                               3,751
Income tax benefits                                                                                                           838
---------------------------------------------------------------------------------------------------------------------------------
After-tax restructuring and other charges                                                                                 $ 2,913
=================================================================================================================================

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (OPERATING EARNINGS)(a)

--------------------------------------------------------------------------------------------------------------------------------

                                                                                    2000                                   1999
                                                                    ---------------------     ----------------------------------

                                                                     SECOND        First       Fourth        Third       Second
(In millions, except per share data)                                QUARTER      Quarter      Quarter      Quarter      Quarter
--------------------------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                          $ 2,929        2,848        2,792        2,615        2,638
Interest and dividends on securities available for sale                 993          936          895          809          641
Interest and dividends on investment securities                          30           30           31           31           32
Trading account interest                                                218          191          182          164          137
Other interest income                                                   322          308          243          193          176
--------------------------------------------------------------------------------------------------------------------------------
        Total interest income                                         4,492        4,313        4,143        3,812        3,624
--------------------------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                  1,285        1,195        1,102        1,006          954
Interest on short-term borrowings                                       750          639          606          490          456
Interest on long-term debt                                              552          513          490          434          369
--------------------------------------------------------------------------------------------------------------------------------
        Total interest expense                                        2,587        2,347        2,198        1,930        1,779
--------------------------------------------------------------------------------------------------------------------------------
Net interest income                                                   1,905        1,966        1,945        1,882        1,845
Provision for loan losses                                               228          192          173          175          180
--------------------------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                   1,677        1,774        1,772        1,707        1,665
--------------------------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                491          486          513          487          503
Commissions                                                             375          468          398          207          205
Fiduciary and asset management fees                                     374          366          353          307          296
Advisory, underwriting and other Capital Markets fees                   182          209          205          130          184
Principal investing                                                     185          203          210          176           60
Other income                                                            139          110          158          133          458
--------------------------------------------------------------------------------------------------------------------------------
        Total fee and other income                                    1,746        1,842        1,837        1,440        1,706
--------------------------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                        1,396        1,429        1,310        1,092        1,130
Occupancy                                                               155          157          148          126          130
Equipment                                                               210          214          215          193          182
Advertising                                                              31           30           48           61           64
Communications and supplies                                             122          125          135          106          117
Professional and consulting fees                                         82           71           79           59           83
Goodwill and other intangible amortization                              100          102          105           95           95
Sundry expense                                                          270          259          314          208          252
--------------------------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                     2,366        2,387        2,354        1,940        2,053
--------------------------------------------------------------------------------------------------------------------------------
Income before income taxes                                            1,057        1,229        1,255        1,207        1,318
Income taxes                                                            343          391          409          405          445
--------------------------------------------------------------------------------------------------------------------------------
        Net income (Operating earnings)                             $   714          838          846          802          873
================================================================================================================================
Diluted earnings per share                                          $  0.73         0.85         0.86         0.84         0.90
================================================================================================================================

(a) Operating earnings exclude restructuring and other charges.

FIRST UNION CORPORATION AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF INCOME (OPERATING EARNINGS)(a)

-------------------------------------------------------------------------------------------------------------

                                                                                            Six Months Ended
                                                                                                    June 30,
                                                                                       ----------------------

(In millions, except per share data)                                                       2000         1999
-------------------------------------------------------------------------------------------------------------
INTEREST INCOME
Interest and fees on loans                                                             $  5,777        5,222
Interest and dividends on securities available for sale                                   1,929        1,265
Interest and dividends on investment securities                                              60           67
Trading account interest                                                                    409          254
Other interest income                                                                       630          388
-------------------------------------------------------------------------------------------------------------
        Total interest income                                                             8,805        7,196
-------------------------------------------------------------------------------------------------------------
INTEREST EXPENSE
Interest on deposits                                                                      2,480        1,946
Interest on short-term borrowings                                                         1,389          923
Interest on long-term debt                                                                1,065          702
-------------------------------------------------------------------------------------------------------------
        Total interest expense                                                            4,934        3,571
-------------------------------------------------------------------------------------------------------------
Net interest income                                                                       3,871        3,625
Provision for loan losses                                                                   420          344
-------------------------------------------------------------------------------------------------------------
Net interest income after provision for loan losses                                       3,451        3,281
-------------------------------------------------------------------------------------------------------------
FEE AND OTHER INCOME
Service charges and fees                                                                    977          987
Commissions                                                                                 843          409
Fiduciary and asset management fees                                                         740          578
Advisory, underwriting and other Capital Markets fees                                       391          367
Principal investing                                                                         388          206
Other income                                                                                249        1,109
-------------------------------------------------------------------------------------------------------------
        Total fee and other income                                                        3,588        3,656
-------------------------------------------------------------------------------------------------------------
NONINTEREST EXPENSE
Salaries and employee benefits                                                            2,825        2,314
Occupancy                                                                                   312          272
Equipment                                                                                   424          385
Advertising                                                                                  61          125
Communications and supplies                                                                 247          240
Professional and consulting fees                                                            153          149
Goodwill and other intangible amortization                                                  202          191
Sundry expense                                                                              529          488
-------------------------------------------------------------------------------------------------------------
        Total noninterest expense                                                         4,753        4,164
-------------------------------------------------------------------------------------------------------------
Income before income taxes                                                                2,286        2,773
Income taxes                                                                                734          935
-------------------------------------------------------------------------------------------------------------
        Net income (Operating earnings)                                                $  1,552        1,838
=============================================================================================================
Diluted earnings per share                                                             $   1.58         1.90
=============================================================================================================

(a) Operating earnings exclude restructuring and other charges.